SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to § 240.14a-12.

BOYD GAMING CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box, if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Notice of Annual Meeting of Stockholders

To be held on May 20, 2010

To the Stockholders of Boyd Gaming Corporation:

You are invited to attend our 2010 Annual Meeting of Stockholders (“Annual Meeting”), which will be held at the Blue Chip Casino Hotel and Spa, 777 Blue Chip Drive, Michigan City, Indiana on May 20, 2010 at 11:00 a.m., local time, for the following purposes:

1.	To elect eleven members to our board of directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement which is attached to and made part of this notice.

Our board of directors has fixed the close of business on March 29, 2010 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) instead of a paper copy of this proxy statement and our 2009 Annual Report to Stockholders. The Internet Availability Notice contains instructions on how to access those documents over the Internet. The Internet Availability Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2009 Annual Report to Stockholders and a form of proxy card or voting instruction card, as applicable. All stockholders who do not receive an Internet Availability Notice will receive a paper copy of the proxy materials by mail. We believe that this new process will reduce the costs of printing and distributing our proxy materials and also provides other benefits.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, if you received paper copies of these proxy materials we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the provided postage-prepaid envelope to ensure your representation and the presence of a quorum at the Annual Meeting. Stockholders that have accessed these proxy materials on the Internet, as well as those who have received paper copies, may vote by following the instructions included in this proxy statement or by following the instructions detailed in the Internet Availability Notice, as applicable. If you send in your proxy card or vote by telephone or the Internet, you may still decide to attend the Annual Meeting and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By Order of the Board of Directors

William S. Boyd
Executive Chairman of the Board of Directors

Las Vegas, Nevada

April 8, 2010

i

BOYD GAMING CORPORATION

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

PROXY STATEMENT

INTRODUCTION

Our board of directors is soliciting proxies for our 2010 Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

In this proxy statement:

•	“we,” “us” and the “Company” mean Boyd Gaming Corporation, a Nevada corporation, unless otherwise indicated; and

•

“Annual Meeting” means our 2010 Annual Meeting of Stockholders to be held on May 20, 2010 at 11:00 a.m., local time, at the Blue Chip Casino Hotel and Spa, 777 Blue Chip Drive, Michigan City, Indiana and any adjournment or postponement thereof.

A copy of our 2009 Annual Report to Stockholders, this proxy statement and accompanying proxy card are being distributed or otherwise made available beginning on or about April 8, 2010. Our executive offices are located at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169.

In accordance with the rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials to our stockholders by providing access to such documents on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. Stockholders that received the Internet Availability Notice have the ability to access the proxy materials on a website referred to in the Internet Availability Notice or request that a printed set of the proxy materials be sent to them, by following the instructions in the Internet Availability Notice.

The Internet Availability Notice also provides instructions on how to inform us to send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials or a link to a special website to access our proxy materials. Your election to receive proxy materials by e-mail or printed form by mail will remain in effect until you terminate it.

Choosing to receive future proxy materials by e-mail will allow us to provide you with the proxy materials you need in a timelier manner, will save us the cost of printing and mailing documents to you.

QUESTIONS AND ANSWERS

What is the purpose of the Annual Meeting?

You are invited to attend the Annual Meeting to consider and vote on the following proposals:

1.	To elect eleven members to our board of directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Who is entitled to vote at the Annual Meeting?

The close of business on March 29, 2010 has been fixed as the record date for determining the holders of shares of our common stock entitled to notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to attend and vote at the Annual Meeting. The only class of stock that is currently outstanding and that can be voted at the Annual Meeting is our common stock. Each outstanding share of common stock is entitled to one vote on each matter that comes before the Annual Meeting.

At the close of business on the record date, there were 86,133,287 shares of our common stock outstanding. Those shares represented by properly submitted proxies that are not duly revoked will be voted at the Annual Meeting.

How do I vote?

You may vote by ballot in person at the Annual Meeting. Alternatively, if your shares are registered directly in your name, you may submit a proxy and vote by using any of the following methods:

•

By Telephone—You may use any touch-tone telephone to vote at anytime until noon (Central Daylight Time) on May 19, 2010 by calling 1-800-560-1965. When voting by telephone, please have the last four digits of your Social Security Number or Tax Identification Number available, and follow the simple voice-guided instructions.

•

By Internet—You may use the Internet to vote at anytime until noon (Central Daylight Time) on May 19, 2010 by going to www.eproxy.com/byd. When voting by Internet, please have the last four digits of your Social Security Number or Tax Identification Number available, and follow the simple instructions contained on the website to obtain your records and create an electronic ballot.

•

By Mail—If you have received a printed proxy card, you may vote by completing, signing and dating the proxy card and returning it in the provided postage-paid envelope. Please mail your completed proxy card to Boyd Gaming Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

To determine how you may revoke or change your vote submitted by the telephone, Internet and mail methods described above, please refer to the section entitled “Can I change my vote after I submit my proxy?”

If your shares are not registered directly in your name (e.g. you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the Internet Availability Notice.

How does the board of directors recommend I vote on the proposals?

The board of directors recommends that you vote:

•	Proposal 1—FOR the election of each of the eleven nominees to our board of directors.

•	Proposal 2—FOR the ratification of the Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

What if I do not specify how my shares are to be voted?

If you are a stockholder of record and you execute and return your proxy card but you do not provide instruction with respect to any or all proposals to be acted upon at the Annual Meeting, your proxy will be voted “FOR” the election of each of the director nominees named in this proxy statement, and “FOR” Proposal 2, as applicable.

If you are a beneficial owner of our common stock and you do not provide instructions to your broker on how to vote your shares, your broker may vote your shares in its discretion only on Proposal 2; however, your shares will not be voted on Proposal 1. For a discussion regarding the difference between stockholders of record and beneficial owners, please refer to the section entitled “What is the difference between holding shares as a stockholder of record and as a beneficial owner?”

No matter currently is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice of Annual Meeting”). However, if any other matters are properly brought before the Annual Meeting for action, it is intended that the shares of our common stock represented by proxies will be voted by the persons named as proxies on the proxy card in accordance with their discretion on such matters.

Why did I receive an Internet Availability Notice instead of a full set of the proxy materials?

We are pleased to take advantage of the SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders the Internet Availability Notice regarding Internet availability of the proxy materials for this year’s Annual Meeting. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by submitting a request to us at www.boydgaming.com/proxymaterials; by mail at Boyd Gaming Corporation, 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, Attn: Robert Meyne, Vice President Corporate Communications; via toll-free telephone: 800-695-2455, Attn: Robert Meyne, Vice President Corporate Communications; or via e-mail: robmeyne@boydgaming.com. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Why didn’t I receive an Internet Availability Notice?

We are providing certain stockholders, including stockholders who have previously requested to receive paper copies of proxy materials, with paper copies of the proxy materials instead of, or in addition to, an Internet Availability Notice. If you would like to assist us in reducing the cost of distributing our proxy materials in the future, you can consent to receiving future proxy materials and other stockholder communications electronically via e-mail or the Internet. To sign up for electronic delivery, please contact us at www.boydgaming.com/proxymaterials; by mail at Boyd Gaming Corporation, 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, Attn: Robert Meyne, Vice President Corporate Communications; via toll-free telephone: 800-695-2455, Attn: Robert Meyne, Vice President Corporate Communications; or via e-mail: robmeyne@boydgaming.com, to submit your request.

Can I vote my shares by filling out and returning the Internet Availability Notice?

No. The Internet Availability Notice does, however, provide instructions on how to vote your shares.

Do I need an admission ticket to attend the Annual Meeting?

No. However, all stockholders will need to present a valid government-issued photo identification (e.g., a driver’s license or passport) at the door to be admitted to the Annual Meeting. Additionally, if you hold your shares in a stock brokerage account or in the name of a bank or other holder of record and you plan to attend the Annual Meeting, you will also need to obtain and present a copy of your brokerage account statement (which you can obtain from your broker) reflecting your ownership of our common stock as of the close of business on March 29, 2010, the record date for the Annual Meeting.

No cameras, recording equipment or other electronic devices will be permitted at the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the “stockholder of record.” In such case, either the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our 2009 Annual Report to Stockholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, either the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our 2009 Annual Report to Stockholders should have been forwarded (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

Can I change my vote after I submit my proxy?

Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•

properly submitting a subsequent proxy in one of the manners authorized and described in this proxy statement (such as via the Internet or by telephone pursuant to the voting procedures described above under the section entitled “How do I vote?”); or

•	giving written notice of revocation to our Corporate Secretary prior to or at the Annual Meeting; or

•	attending and voting at the Annual Meeting.

Your attendance at the Annual Meeting will not have the effect of revoking your properly submitted proxy unless you follow one of the revocation procedures referenced above. Any written notice revoking a proxy should be sent to our Corporate Secretary (Attention: Brian A. Larson, Executive Vice President, Secretary and General Counsel) at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169 and must be received before voting is closed at the Annual Meeting.

What are “broker non-votes”?

“Broker non-votes” are shares as to which a broker or nominee does not vote, or has indicated that it does not have discretionary authority to vote. Under the rules of the New York Stock Exchange (“NYSE”), certain matters submitted to a vote of stockholders are considered by the NYSE to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. On those matters which the NYSE determines to be “non-routine,” brokerage firms that have not received instructions from their customers would not have discretion to vote. Consistent with recent changes in the NYSE rules, with respect to the proposals set forth in this proxy statement, Proposal 1 is a “non-routine” matter and Proposal 2 is a “routine” matter. Neither our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws nor Nevada corporate statutes specifically address the treatment of broker non-votes and abstentions.

For more information on this topic, see the SEC Investor Alert issued in February 2010 entitled “New Shareholder Voting Rules for the 2010 Proxy Season” at http://www.sec.gov/investor/alerts/votingrules2010.htm.

How many votes are required to approve the proposals?

Assuming a quorum is present, the required votes to approve each proposal are as follows:

•

Proposal 1—a plurality of the votes cast is required for the election of directors. This means that the eleven director nominees receiving the greatest number of “FOR” votes will be elected to the board of directors. You may vote “FOR” or “WITHHELD” with respect to the election of directors. Only votes “FOR” are counted in determining whether a plurality has been cast in favor of a director. Broker non-votes and withheld votes are not counted for purposes of the election of directors.

•

Proposal 2—the number of affirmative votes cast in favor of Proposal 2 exceeds the number of votes cast against it is required for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Broker non-votes and abstentions are not counted for purposes of Proposal 2.

Who will count the votes?

Votes cast by proxy or in person will be tabulated by the Inspector of Elections for the Annual Meeting, Wells Fargo Shareowner Services. The Inspector of Elections will also determine whether or not a quorum is present.

What is a quorum, and how is it determined?

For business to be properly conducted and the vote of stockholders to be valid at the Annual Meeting, a quorum must be present. The presence, in person or by proxy, of the holders of a majority of shares of our common stock issued and outstanding as of the record date is necessary to constitute a quorum at the Annual Meeting. Shares represented at the Annual Meeting in person or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Accordingly, abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Who pays for the cost of this proxy solicitation?

We will bear all costs of this proxy solicitation, which will include the expense of preparing and mailing the Internet Availability Notice and the proxy materials referenced therein for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding such materials to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically, via the Internet or e-mail, or by facsimile or mail through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 1, 2010 by:

•	each person who is a director nominee;

•	each of our executive officers named in the Summary Compensation Table contained herein;

•	all the director nominees and our executive officers as a group; and

•	each person who is known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, each individual listed below has sole investment power and sole voting power with respect to the shares of our common stock owned by that person. Percentage ownership is based on an aggregate of 86,130,453 shares of our common stock outstanding on March 1, 2010. The mailing address of all persons on the list set forth in the table below is 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169.

Name	Number of Shares Owned and Nature of Beneficial Ownership(1)	Percent of Class
Director Nominees
William S. Boyd	20,007,702(2)	22.89%
Marianne Boyd Johnson	11,406,225(3)	13.18%
William R. Boyd	2,171,365(4)	2.52%
Keith E. Smith	816,588(5)	*
Robert L. Boughner	655,804(6)	*
Thomas V. Girardi	176,240(7)	*
Billy G. McCoy	34,031(8)	*
Peter M. Thomas	31,645(9)	*
Frederick J. Schwab	29,645(10)	*
Veronica J. Wilson	28,645(11)	*
Christine J. Spadafor	11,364(12)	*

Other Named Executive Officers
Paul J. Chakmak	331,000(13)	*
Josh Hirsberg	33,834(14)	*
All directors and executive officers as a group (15 persons)	35,919,095(15)	40.00%

5% or Greater Stockholders
William S. Boyd	20,007,702(2)	22.89%
Marianne Boyd Johnson	11,406,225(3)	13.18%

*	Indicates less than 1% of class.
(1)	Except for certain Career Restricted Stock Units disclosed below, shares of common stock underlying grants of Restricted Stock Units are excluded from beneficial ownership in this table. Restricted Stock Units are reported as beneficially owned by certain of our executive officers in their Section 16 reports pursuant to applicable provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and positions taken by the SEC; however, such Restricted Stock Units are not independently vested or exercisable within 60 days of March 1, 2010 and are therefore not included in this table.
(2)	Includes 17,454,618 shares of our common stock held by the William S. Boyd Gaming Properties Trust (“WSBGPT”), of which Mr. Boyd is trustee, settlor and beneficiary; 28,000 shares held by the William S. Boyd Family Corporation, which is wholly owned by Mr. Boyd; 64,081 shares held by W.S.B., Inc., which is wholly owned by Mr. Boyd; 1,035,000 shares held by the BG-09 Limited Partnership, of which WSBGPT and the Marianne E. Boyd Gaming Properties Trust are the general partners; and 153,117 shares owned by Mr. Boyd’s spouse. Also includes 1,213,792 shares issuable pursuant to options exercisable within 60 days of March 1, 2010; and 59,094 vested Career Restricted Stock Units granted under our Career Share Program, each representing a contingent right to receive one share of our common stock. With respect to the 1,035,000 shares held by BG-09 Limited Partnership, WSBGPT does not hold voting power and WSBGPT shares dispositive power with the Marianne E. Boyd Gaming Properties Trust. Mr. Boyd disclaims beneficial ownership of the shares owned by his spouse.

(3)	Includes 1,774,625 shares of our common stock held by the Marianne E. Boyd Gaming Properties Trust (“MBGPT”), of which Ms. Johnson is trustee, settlor and beneficiary; 31,529 shares held by the Aysia Lynn Boyd Education Trust, of which Ms. Johnson is a trustee; 31,529 shares held by the Taylor Joseph Boyd Education Trust, of which Ms. Johnson is a trustee; 30,239 shares held by the William Samuel Boyd Education Trust, of which Ms. Johnson is a trustee; 31,529 shares held by the Samuel Joseph Boyd, Jr. Education Trust, of which Ms. Johnson is a trustee; 31,529 shares held by the T’Mir Kathleen Boyd Education Trust, of which Ms. Johnson is a trustee; 30,039 shares held by the Josef William Boyd Education Trust, of which Ms. Johnson is a trustee; 16,131 shares held by the Justin Boyd Education Trust, of which Ms. Johnson is a trustee; 91,324 shares held by the Johnson Children’s Trust, dated June 24, 1996, Bruno Mark, trustee; 130,247 shares held by the William R. Boyd and Myong Boyd Children’s Trust, dated August 1, 1993, of which Ms. Johnson is the trustee; 45,016 shares held by the BG-99 Grantor Retained Annuity Trust #3, of which Ms. Johnson is the trustee; 6,058 shares held by the BG-01 Grantor Retained Annuity Trust #2, of which Ms. Johnson is the trustee; 7,086 shares held by the BG-01 Grantor Retained Annuity Trust #3, of which Ms. Johnson is the trustee; 6,491 shares held by the BG-02 Grantor Retained Annuity Trust #2, of which Ms. Johnson is trustee; 73,306 shares held by the BG-02 Grantor Retained Annuity Trust #3, of which Ms. Johnson is trustee; 722,353 shares held by the W.M. Limited Partnership, of which MBGPT is the general partner; 1,617,145 shares held by the BG-99 Limited Partnership, of which MBGPT is the general partner; 2,307,438 shares held by the BG-00 Limited Partnership, of which MBGPT is the general partner; 1,663,416 shares held by the BG-01 Limited Partnership, of which MBGPT is the general partner; and 1,296,113 shares held by the BG-02 Limited Partnership, of which MBGPT is the general partner; and 1,035,000 shares held by the BG-09 Limited Partnership, of which MBGPT and WSBGPT are general partners. Includes 6,641,955 shares of our common stock held by the above referenced limited partnerships (except BG-09 Limited Partnership), of which MBGPT is the general partner, that are pledged or held in a margin account. Also includes 401,453 shares issuable pursuant to options exercisable within 60 days of March 1, 2010. With respect to the 1,035,000 shares held by BG-09 Limited Partnership, MBGPT holds sole voting power, and MBGPT shares dispositive power with WSBGPT. Ms. Johnson disclaims beneficial ownership of the shares held by the above referenced Education Trusts, the Johnson Children’s Trust, the William R. Boyd and Myong Boyd Children’s Trust, the above referenced Grantor Retained Annuity Trusts and the above referenced Limited Partnerships, except to the extent of her pecuniary interests in a trust or other entity that owns such shares.
(4)	Includes 1,973,957 shares of our common stock held by the William R. Boyd Gaming Properties Trust, of which Mr. Boyd is trustee, settlor and beneficiary; and 32,128 shares held by the Sean William Johnson Education Trust, of which Mr. Boyd is trustee. Also includes 163,724 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2010. Mr. Boyd disclaims beneficial ownership of the shares held by the Sean William Johnson Education Trust.
(5)	Includes 325 shares of our common stock owned by Mr. Smith’s wife. Also includes 679,755 shares issuable pursuant to options exercisable within 60 days of March 1, 2010.
(6)	Includes 143,870 shares of our common stock held by the Robert L. Boughner Investment Trust, of which Mr. Boughner is trustee, and which are pledged or held in a margin account. Includes 511,934 shares issuable pursuant to options exercisable within 60 days of March 1, 2010.
(7)	Includes 5,000 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2010. Includes 22,645 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(8)	Includes 5,000 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2010. Includes 22,645 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(9)	Includes 3,500 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2010. Includes 22,645 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(10)	Includes 7,000 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2010. Includes 22,645 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(11)	Includes 6,000 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2010. Includes 22,645 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(12)	Includes 11,364 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(13)	Includes 15,000 shares of our common stock held by the Paul J. Chakmak and M. Stephanie Chakmak Family Trust, of which Mr. Chakmak is trustee, settlor and beneficiary; and 10,000 shares of our common stock held by the Wells Fargo Bank I.R.A. C/F Paul J. Chakmak; and 5,000 shares of our common stock owned by Mr. Chakmak’s wife. Also includes 301,000 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2010.
(14)	Includes 500 shares of our common stock owned by Mr. Hirsberg’s wife. Also includes 23,334 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2010.
(15)	Includes 3,490,499 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2010. Also includes 6,785,825 shares of our common stock which are pledged or held in a margin account. Also includes 183,683 vested Restricted Stock Units (of which 59,094 are Career Restricted Stock Units), each representing a contingent right to receive one share of our common stock.

CORPORATE GOVERNANCE

Director Independence

We are committed to having sound corporate governance principles and maintaining our integrity in the marketplace. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are available on our website at www.boydgaming.com. We will also provide a paper copy of this information to stockholders upon written request. Our Code of Business Conduct and Ethics applies to each of our directors, officers and employees.

Our board of directors has determined that each of Thomas V. Girardi, Billy G. McCoy, Frederick J. Schwab, Christine J. Spadafor, Peter M. Thomas and Veronica J. Wilson is “independent,” as defined in Section 303A of the New York Stock Exchange Listed Company Manual and within the meaning of our director independence standards (detailed below). Additionally, our board of directors determined that Mr. Michael O. Maffie, who served as a director during 2009, was also “independent,” as defined in Section 303A of the New York Stock Exchange Listed Company Manual and within the meaning of our director independence standards. Mr. Maffie retired from the board of directors at the end of his then current term at last year’s Annual Meeting of Stockholders.

To be considered “independent,” a director must be determined, by resolution of our board of directors as a whole, after due deliberation, to have no material relationship with the Company other than as a director. In each case, our board of directors shall broadly consider all relevant facts and circumstances and shall apply the following standards:

1.	a director who is an employee, or whose immediate family member is an executive officer, of the Company or any of its subsidiaries is not “independent” until three years after the end of such employment relationship;

2.	a director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $120,000 per year in such compensation;

3.	a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company or any of its subsidiaries is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;

4.	a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s or any of its subsidiaries present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship;

5.	a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company (which does not include chartable entities) that makes payments to, or receives payments from, the Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold; and

6.	any director that has a material relationship with the Company shall not be independent. Any relationship not required to be disclosed pursuant to Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be presumptively not material. For relationships not covered by the preceding sentence, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the board of directors. We would explain in the next proxy statement the basis for any board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards of immateriality set forth above.

In making its independence determination regarding Mr. Thomas, the board of directors considered, among other things, the transactions between the Company and Switch Communications Group, LLC (“SCG”) and its majority-owned subsidiary, Switch Business Solutions, LLC (“SBS”) described in the section of this proxy statement titled “Transactions with Related Persons.” In determining that Mr. Thomas is “independent,” our board of directors considered the following facts and circumstances (without giving one factor any more significance than another), among others: (i) that the transactions with SCG and SBS were negotiated on an arm’s-length basis, and are ordinary course, commercial transactions; (ii) Mr. Thomas’ limited ownership interest in SCG and SBS; (iii) the passive nature of Mr. Thomas’ ownership and involvement in SCG and SBS, including that he is neither an officer nor employee of SBS or SCG, he is not a member of SBS and is a non-managing member of SCG, and he does not have an active role in providing services to either entity; (iv) the immaterial dollar amounts that we, or our subsidiaries paid (or are expected to pay in fiscal 2010) to SCG and SBS and the competitive rates at which such amounts were paid; and (v) Mr. Thomas’ personal net worth.

Selection of Directors

Stockholder Nominations

The policy of our Corporate Governance and Nominating Committee is to consider properly submitted stockholder nominations for candidates for membership on the board of directors as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Corporate Governance and Nominating Committee will address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Corporate Governance and Nominating Committee should include the nominee’s name and qualifications for membership on the board of directors and should be addressed to:

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169

Attn: Brian A. Larson, Executive Vice President, Secretary and General Counsel

In addition, our Amended and Restated Bylaws permit stockholders to nominate individuals for consideration in director elections at an annual stockholder meeting. Pursuant to our Amended and Restated Bylaws, in order to make such a nomination, a stockholder is required to, not less than 60 days prior to the date of the annual meeting of stockholders, deliver a notice to our Corporate Secretary setting forth:

•	the name, age, business address and the residence address of each nominee proposed in such notice;

•	the principal occupation or employment of each such nominee;

•	the number of shares of capital stock of the Company which are beneficially owned by each such nominee; and

•

such other information concerning each such nominee as would be required, under the rules of the SEC, to be disclosed in a proxy statement soliciting proxies for the election of such nominees pursuant to Regulation 14A of the Exchange Act.

A nomination notice must include a signed consent of each such nominee to serve as a member of our board of directors, if elected. In the event that a person is validly designated as a nominee in accordance with our Amended and Restated Bylaws and thereafter becomes unable or unwilling to stand for election to the board of directors, our board of directors or the stockholder who proposed such nominee, as the case may be, may designate a substitute nominee.

Director Qualifications

Our Corporate Governance Guidelines contain membership criteria that apply to nominees for a position on our board of directors. Under these criteria, members of our board of directors should possess certain core competencies, some of which may include broad experience in business, finance or administration, familiarity with national and international business matters, and familiarity with the gaming industry. In addition to having one or more of these core competencies, members of our board of directors are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation, and ability to understand our business.

Specifically, in concluding that each of our directors, all of whom are standing for re-election, should continue to serve on our board of directors, the Corporate Governance and Nominating Committee also considered the following individual attributes, in addition to the general overall considerations mentioned above:

(i) the significant career long contributions and leadership of our Executive Chairman with respect to the Company and the gaming industry, which spans more than 40 years, in addition to his background in the legal profession; (ii) the in depth and strategic operations, management and financial knowledge of the gaming industry that Mr. Smith, our President and Chief Executive Officer, possesses from his over 25 years in the gaming industry, including over 20 years with the Company; (iii) the over 30 years of gaming, operations and complex development related experience that Mr. Boughner has with the Company; (iv) the significant “ground up” operations and management experience with the Company, including 20 years as a member of our board of directors, which Ms. Johnson contributes coupled with her service on other boards and community organizations; (v) the more than 20 years of experience in the gaming industry with the Company, including over 15 years of service on our board of directors, of Mr. William R. Boyd; (vi) the broad business and management experiences across other industries, including a sound foundation for understanding and applying strategic and operational issues and challenges, both domestically and internationally, of Ms. Spadafor; (vii) the extensive senior operations management and financial accounting and controllership expertise within the gaming industry of Ms. Wilson; (viii) the leadership, organizational and strategic focus and experience from General McCoy’s decorated military career, as well as his on-going involvement in the gaming industry and his past service as a member and Chairman of the board of directors of a public company; (ix) in addition to his service on other public company boards, Mr. Schwab’s more than 30 years of financial accounting experience, including as a partner of a major accounting firm, and his service in the capacity of CEO and CFO with both European and US based companies; (x) the extensive experience in the banking and finance industry of Mr. Thomas, including his past service on the board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco; and (xi) the acumen and professional experience of Mr. Girardi from his more 40 years as a leading trial attorney and his service on the board of directors of other public companies.

Identifying and Evaluating Nominees for Directors

Our Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. Our Corporate Governance and Nominating Committee has the duty of regularly assessing the composition of our board of directors, including size of our board of directors, diversity, age, skills and experience in the context of the needs of our board of directors. In addition, our Corporate Governance and Nominating Committee also has the duty of identifying individuals qualified to become members of the board of directors. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current members of our board of directors, professional search firms, stockholders or other persons. These candidates will be evaluated by our Corporate Governance and Nominating Committee and may be considered at any point during the year. As described above, our Corporate Governance and Nominating Committee will consider properly submitted stockholder nominations for candidates for our board of directors. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by our Corporate Governance and Nominating Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to our Corporate Governance and Nominating Committee. Stockholder nominees that comply with our nomination procedures will receive the same consideration that our Corporate Governance and Nominating Committee nominees receive.

We have previously reviewed, and our Corporate Governance and Nominating Committee may in the future review, materials provided by professional search firms or other parties to identify, evaluate and recruit potential director nominees who are not proposed by a stockholder. In addition, a professional search firm may be used to make initial contact with potential candidates to assess, among other things, their availability, fit and major strengths.

The Corporate Governance and Nominating Committee considers diversity as one of many factors in the identification and evaluation of potential director nominees. The overriding principle guiding our director nomination process is a desire to ensure that our board of directors as a whole collectively serves the interests of our stockholders. We believe that having diverse skills, experiences and perspectives represented on the board provides the most value to the Company and its stockholders. When the Corporate Governance and Nominating Committee evaluates diversity of director nominees, it may consider the following elements, among others, without assigning specific weights to any particular element:

•	Gender and ethnicity;

•	Financial and accounting acumen;

•	Personal and professional integrity;

•	Business or management experience; and

•	Leadership and strategic planning experience.

The Corporate Governance and Nominating Committee annually performs an assessment of the composition of the board of directors regarding age, skills and experience and the effectiveness of its efforts to consider diversity in its director nomination process. The Corporate Governance and Nominating Committee believes its director nomination process, including its policy of considering diversity in that process, has led to a board of directors with diverse backgrounds and experiences that collectively serves the interests of our stockholders well.

Board Leadership and Presiding Director

Beginning in January 2008, the Company, as a part of its long term succession planning, separated the responsibilities of our Chief Executive Officer and our Chairman of the Board of Directors. Historically, both positions had been held by William S. Boyd, a co-founder of the Company. Mr. Boyd continues to serve as our Executive Chairman of the Board of Directors, with Keith E. Smith now serving as our President and Chief Executive Officer. Mr. Smith also serves as a director, an arrangement that the Company believes is effective to ensure that relevant information is made available directly from management to the board of directors. The Company believed this separation of responsibilities was an appropriate transition as it enabled our Executive Chairman to concentrate on the strategic opportunities and direction of the board of directors and the Company as well as further engage in customer and employee relations. Mr. Boyd’s long history with the Company and the critical role that he has played in the development of the Company’s business make him particularly well suited to act as a link between the board of directors and the rest of management. While in the role of our President and Chief Executive Officer, Mr. Smith focuses on the management and coordination of the long and near-term operational performance and efforts of the Company in alignment with the strategic guidance and direction offered from the board of directors.

Another important component of the board of directors’ leadership structure is the role of the Presiding Director. The Presiding Director is a non-management director designated by the independent directors to chair the board of directors’ non-management director sessions, which are expected to occur at least three times per year. The Presiding Director’s other responsibilities include advising the Executive Chairman and the chairmen of the committees with respect to agendas and informational needs and to advise with respect to the selection of chairmen of committees. The Presiding Director serves for a one-year term, provided that no Presiding Director serves for more than three years in any five-year period. Our independent directors have designated Peter M. Thomas as our current Presiding Director.

Stockholder Communication with Directors

Our stockholders and other interested parties may communicate with our board of directors and the Presiding Director by writing to:

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169

Attn: Brian A. Larson, Executive Vice President, Secretary and General Counsel

Communications will be reviewed by our General Counsel and if they are relevant to, and consistent with, our operations and policies, they will be forwarded to our board of directors or the Presiding Director, as applicable.

Board Committees

Our board of directors has an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation and Stock Option Committee. Our board of directors has adopted a written charter for each of these committees, which are available on our website at www.boydgaming.com.

Audit Committee.    The functions of the Audit Committee include reviewing and supervising our financial controls, appointing our independent registered public accounting firm, reviewing our books and accounts, meeting with our officers regarding our financial controls, acting upon recommendations of our auditors and taking such further actions as the Audit Committee deems necessary to complete an audit of our books and accounts. Each of the members of the Audit Committee, Mr. Schwab, Mr. Thomas and Ms. Wilson, is “independent,” as defined in Section 303A of the New York Stock Exchange Listed Company Manual and Rule 10A-3(b)(1) of the Exchange Act, and the board of directors has determined that all of the members of the Audit Committee are “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee’s functions include assisting the board of directors in identifying qualified individuals to become members of the board of directors, determining the composition and compensation of the board of directors and its committees, conducting annual reviews of each director’s independence and making recommendations to the board of directors based on its findings, recommending to the board of directors the director nominees for the annual meeting of stockholders, establishing and monitoring a process of assessing the board of directors’ effectiveness, and developing and recommending to the board of directors and implementing a set of corporate governance principals and procedures applicable to the Company. Each member of the Corporate Governance and Nominating Committee is “independent” as defined in Section 303A of the New York Stock Exchange Listed Company Manual.

Compensation and Stock Option Committee.    The Compensation and Stock Option Committee’s functions include reviewing with management cash and other compensation policies for employees, making recommendations to the board of directors regarding compensation matters, determining compensation for the Chief Executive Officer and providing oversight of our compensation philosophy as described under “Executive Officer and Director Compensation—Compensation Discussion and Analysis.” In addition, the Compensation and Stock Option Committee administers the Company’s stock plans and, within the terms of the respective stock plan, determines the terms and conditions of issuances thereunder. Each member of the Compensation and Stock Option Committee is “independent” as defined in Section 303A of the New York Stock Exchange Listed Company Manual.

Our Compensation and Stock Option Committee, independent of management, determines the compensation of our Chief Executive Officer, Keith E. Smith, and our Executive Chairman, William S. Boyd. Messrs. Smith and Boyd are each included as a Named Executive Officer and are each a member of our seven (7) member management committee (“Management Committee”). For the other Named Executive Officers and members of our Management Committee, the Chief Executive Officer and Executive Chairman jointly made compensation recommendations to our Compensation and Stock Option Committee for their consideration and approval as described under “Executive Officer and Director Compensation—Compensation Discussion and Analysis.” The Compensation and Stock Option Committee believes that input from both our executive officers and from compensation consultants retained from time to time provides useful information and points of view to assist it in making decisions on compensation.

Hewitt Associates (“Hewitt”), a nationally recognized consulting firm, has previously been engaged from time to time to assist the Company in the evaluation of our compensation practices and programs and periodically to provide recommendations regarding modifications to those programs. For example, in 2008 Hewitt was engaged to provide analysis and recommendations regarding components of the Company’s compensation to be earned by members of our Management Committee, including certain of our Named Executive Officers in 2008 and 2009. Additionally, Hewitt provided analysis and recommendations to the Company relating to our long-term incentive compensation programs, including long-term bonuses under the 2000 MIP and equity compensation awards under our 2002 Stock Incentive Plan. A representative of Hewitt attended meetings of the Compensation and Stock Option Committee in 2009.

The Compensation and Stock Option Committee has the sole authority to retain and terminate any consultant that it uses to assist it in evaluating various elements of our compensation programs and making compensation determinations. The Compensation and Stock Option Committee has the sole authority to approve that consultant’s fees and other retention terms. The Compensation and Stock Option Committee also has the authority to obtain advice and assistance from such other advisors that it deems necessary or appropriate. In early 2010, the Compensation and Stock Option Committee reviewed and approved the engagement of Exequity, LLP (“Exequity”) to provide compensation related analysis and consulting services on a going forward basis.

Risk Management

The board of directors is actively involved in the on-going oversight and review of material risks and resultant considerations and potential impacts that exist within our Company. These risks may include, among others, risks associated with the Company’s financial condition, liquidity, operating performance and various regulatory impacts and compliance. The board of directors’ oversight is primarily managed and coordinated through the board committees, such as the Audit Committee, the Compensation and Stock Option Committee and the Corporate Governance and Nominating Committee. Senior management of the Company is responsible for advising and responding to the board of directors and its committees on management’s assessment of potential material risks facing the Company. The entire board of directors is responsible for reviewing and overseeing the Company’s internal risk management processes and policies to help ensure that the Company’s corporate strategy is functioning as directed and that necessary steps are taken to foster a culture of risk awareness and risk-adjusted decision making throughout the Company.

As it relates to risk oversight, the Audit Committee, the Compensation and Stock Option Committee and the Corporate Governance and Nominating Committee play an important role. As provided in the charter for the Audit Committee, the Audit Committee is required to review with management the Company’s major financial and other risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee is also responsible for, among other things, assisting the board of directors in fulfilling their oversight responsibility of the integrity of the Company’s financial statements and accounting and financial reporting processes by reviewing the financial information provided to stockholders and others, and the system of internal controls which management and the board of directors have established. The Compensation and Stock Option Committee, among other things, periodically reviews the Company’s compensation profile with management related to the Company’s compensation policies and attempts to ensure that the Company’s compensation program reinforces business strategies and objectives for enhanced stockholders value without creating risks that may have a material adverse effect on the Company. The Corporate Governance and Nominating Committee, among other things, is responsible for developing and recommending to the board of directors, and implementing and monitoring compliance with, a code of business conduct for directors, officers and employees and a set of corporate governance principals.

Various management-led committees, such as the Management Committee, are responsible for coordinating with the committees of the board of directors with respect to oversight and management of specific risks. For example, our Corporate Compliance Committee, which is responsible for overseeing risk associated with the Company’s gaming and regulatory requirements, updates and reports on its significant deliberations and findings to the Corporate Governance and Nominating Committee. In turn, each board committee is responsible for providing reports and updates to the entire board of directors on any significant risks reviewed within the scope of its responsibility.

Compensation and Stock Option Committee Interlocks and Insider Participation

During 2009, members of our Compensation and Stock Option Committee included Messrs. Maffie, Girardi and McCoy and Ms. Spadafor. None of the Company’s executive officers serves as a director or member of the compensation committee (or other board committee performing equivalent functions) of another entity that has one or more executive officers serving as a director of the Company or on the Company’s Compensation and Stock Option Committee.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

We compensate our Named Executive Officers (as identified in the Summary Compensation Table below) primarily through base salary and short and long-term incentive compensation. Our executive compensation practices are designed to be competitive with comparable employers in our industry, to closely align compensation with our annual objectives and long-term goals, to reward above-average corporate performance, to recognize individual initiative and achievements, and to assist us in attracting and retaining qualified executives.

Process.    Our compensation process consists of establishing an overall compensation target for each senior executive and then allocating that compensation among base salary and incentive compensation. At the senior-most corporate levels, we design the incentive compensation to primarily reward company-wide performance. In establishing compensation, our Compensation and Stock Option Committee (the “Compensation Committee”), among other things:

•	reviews with management our cash and other compensation policies for all of our employees;

•	reviews the performance of our Named Executive Officers and all components of their compensation;

•	evaluates the effectiveness of our overall executive compensation program on a periodic basis; and

•	administers our stock and bonus plans and, within the terms of the respective stock plan, determines the terms and conditions of the issuances thereunder.

In addition, our Compensation Committee annually reviews and approves our corporate goals and objectives relative to our Chief Executive Officer’s compensation, evaluates his compensation in light of such goals and objectives, and has the sole authority to set the Chief Executive Officer’s compensation based on this evaluation. For 2009, the Compensation Committee, independent of management, determined the compensation arrangements for our Chief Executive Officer and Executive Chairman, Keith E. Smith and William S. Boyd, respectively. The Compensation Committee approved the compensation arrangements of the other Named Executive Officers after reviewing the joint recommendations of the Chief Executive Officer and Executive Chairman. In addition to its annual review of our compensation levels, our Compensation Committee may, from time to time, review our compensation practices and programs and generally has the authority to, subject to any existing contractual or other rights of participants, modify or terminate those practices and programs.

We have historically engaged compensation consultants to assist us in the evaluation of our compensation practices and programs. For example, Hewitt had from time to time reviewed and provided recommendations regarding modifications to our executive compensation program, including during 2009 in which Hewitt continued to provide analysis and recommendations on our long-term incentive compensation and equity compensation programs. Additionally, as noted above, the Compensation Committee reviewed and approved the engagement of Exequity to provide compensation related analysis and consulting services beginning in 2010.

Objectives of our Compensation Program

Our compensation program is designed to reward an executive officer’s current contribution to the Company, as well as the officer’s impact and involvement in our future performance. The compensation of our Named Executive Officers is set at levels that are intended to be competitive with other leading casino hotel companies. For the purpose of comparing compensation practices, this group is selected on the basis of a number of factors relative to our Company, such as their size and complexity, the nature of their businesses and the regions in which they operate. The Compensation Committee has in the past benchmarked the compensation of our Named Executive Officers against the compensation levels found within this group; however, due to the ongoing recession and its effects on our industry, the Compensation Committee did not benchmark compensation in 2009.

In addition, we have designed our compensation program to further align the compensation of our Named Executive Officers, as well as members of our Management Committee, with our future performance and strategic objectives. Our Management Committee plays an active and critical role in the leadership and strategy for the development, operations and growth of our Company. Our Management Committee includes certain members of our senior management, including Messrs. Boyd, Smith, Boughner and Chakmak. Mr. Hirsberg is a member of our senior management but is not a member of the Management Committee.

Primary Components of our Executive Compensation Program

There are three primary components of our executive compensation program:

•	base salary;

•	short-term bonus; and

•	long-term incentive compensation (including equity compensation).

Base Salary.    We provide our Named Executive Officers with a base salary that we believe is competitive and that corresponds and fairly relates to their status and accomplishments, both professionally and within our industry. Individual base salaries are established based on an executive officer’s historical performance and anticipated future contribution. Salaries are reviewed annually and adjusted from time to time to recognize individual performance, promotions, competitive compensation levels and other subjective factors.

For 2009, our Compensation Committee, independent of management, determined the compensation of our Chief Executive Officer and Executive Chairman, including their respective base salaries. For the other Named Executive Officers, our Chief Executive Officer and Executive Chairman made joint recommendations regarding compensation to our Compensation Committee for their review and approval. Where appropriate, the Compensation Committee, our Chief Executive Officer and our Executive Chairman considered the following factors in establishing or recommending, as applicable, the compensation for our Named Executive Officers:

•	the Named Executive Officer’s qualifications, experience, scope of responsibilities and anticipated future performance;

•

the Named Executive Officer’s role within the Company, including, where applicable, the role on various corporate committees, such as the Management Committee, Corporate Compliance Committee and the Diversity Committee;

•	the overall performance of the Named Executive Officer;

•	the overall performance of the Company;

•	competitive pay practices at companies within our industry; and

•	compensation analysis performed for us by Hewitt.

In light of the severe economic challenges facing our industry and the national economy as a whole, the 2009 base salaries of our Named Executive Officers were frozen at their existing 2008 levels. Further, the Compensation Committee has also determined, given the continued economic uncertainties throughout 2009, that the base salary levels of our Named Executive Officers will remain unchanged in 2010.

Short-Term Bonus.    Our Named Executive Officers are eligible to receive short-term (or annual) bonuses under our 2000 Executive Management Incentive Plan (“2000 MIP”). Bonus awards under our 2000 MIP were set as a percentage of base salary, with the specific target percentage determined by the participant’s position, level and scope of responsibility within the Company so that highly compensated executives receive a relatively larger percentage of their total compensation in the form of bonuses and other incentive based vehicles. As a percentage of base salary, for each of our Named Executive Officers for 2009, the short-term bonus potential under the 2000 MIP was established based on the historical incentive parameters used for such Named Executive Officer, as set forth below:

Executive	Threshold Bonus	Target Bonus	Maximum Bonus
William S. Boyd	37.5%	75%	150%
Keith E. Smith	50%	100%	200%
Robert L. Boughner	37.5%	75%	150%
Paul J. Chakmak	37.5%	75%	150%
Josh Hirsberg	20%	40%	80%

Until 2009, our regular compensation practice had been to award cash bonuses primarily based upon performance objectives; however, from time to time we used other goals or measures. In 2009, our Compensation Committee, together with input from Hewitt, our compensation consultant in 2009, concluded that the unprecedented economic adversity facing the gaming industry and the national economy had made traditional corporate performance based measurements too unpredictable to be utilized as a viable incentive tool during this recessionary period. Thus, in lieu of its past practice of awarding a short-term bonus primarily based on achievement of performance objectives, for 2009 the Compensation Committee approved a discretionary short-term bonus payment based solely on the Compensation Committee’s general assessment of the Company’s performance. In exercising its discretion to award bonuses to each of the Named Executive Officers, the Compensation Committee recognized the exemplary efforts and significant managerial and operational undertakings that were necessary to guide the Company through its recent challenges.

For 2009, the discretionary short-term bonus payment approved by the Compensation Committee equaled approximately seventy percent (70%) of each Named Executive Officer’s target bonus award amount. The amount of each Named Executive Officer’s bonus is set forth below in the “Bonus” column of the Summary Compensation Table.

In light of the uncertain economic environment that continues to exist within our industry and nationally, the Compensation Committee expects to again utilize a short-term bonus award program for 2010 that is based on its discretion rather than predetermined performance targets. It is expected that the parameters for these awards will be the same as those established and used in 2009, as set forth in the table above.

Long-Term Compensation.    We believe that the long-term compensation component should serve as both an incentive for achieving longer term company performance goals and as a retention tool for our executives. Prior to 2008, we provided long-term compensation to our Named Executive Officers in the form of long-term cash bonuses granted under our 2000 MIP and equity incentive awards granted under our 2002 Stock Incentive Plan. The Compensation Committee would target a specific dollar value attributable to the long-term component of executive compensation, and generally deliver that value at approximately seventy-five percent through an equity award and twenty-five percent through a long term cash award.

Beginning in 2008, we requested that Hewitt review our long-term compensation program, taking into consideration the unique conditions that were present in the economy. Hewitt prepared a report analyzing potential long-term incentive compensation, including the use of cash, stock options and restricted stock units (“RSUs”), as well as methodologies for determining amounts to award. Hewitt’s report concluded that our then current long-term incentive compensation provided limited retention incentives, that the economic and industry-specific climate presented challenges to multi-year incentive based goal setting, and that it may be prudent to refocus an increased portion of the award allocation on retention considerations. Given the instability of the national economic picture and the significant impact on our industry, in 2008 and 2009 the Compensation Committee decided to replace its historical practice of granting long-term cash awards with an increase in the grant of equity awards, principally through the grant of RSUs. Consequently, in 2008 and 2009 all long-term compensation for our Named Executive Officers was provided through the grant of equity awards.

Long-Term Bonuses

Long-term cash bonus awards granted prior to 2008.    As discussed above, prior to 2008, the Compensation Committee had granted a portion of long-term compensation in the form of a cash bonus under our 2000 MIP, based on the achievement of defined long-term targets. These historical long-term awards under our 2000 MIP had a three-year performance period. The last of these long-term cash bonus plans under the 2000 MIP was initiated in 2007 and had a performance period that ended in December 2009.

After the end of each three-year performance period, the Compensation Committee would approve, in writing, the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award, if any, for each participant was to be determined by applying the previously approved formula to the level of actual performance that had been approved by the Compensation Committee. The Compensation Committee retained discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. These historical awards under the 2000 MIP were to be paid in cash after the end of the performance period during which the award was earned (if any); however, the Compensation Committee had the discretion under the 2000 MIP to declare any award wholly or partially payable in an equivalent amount of restricted stock issued under our 2002 Stock Incentive Plan or any successor equity compensation plan.

Long-term cash bonus awards were granted under the 2000 MIP for the 2007 – 2009 performance period to each of our Named Executive Officers, other than Mr. Boyd and Mr. Hirsberg. The performance criteria used for these awards were based on the relative growth in our total stock return, which takes dividends into account (“Total Stock Return”), compared to the growth in the Total Stock Return of the companies included in Standard & Poor’s Mid-Cap 400 Index (“Index”). For the 2007-2009 performance period, the target award amount would have been earned if the Company had out performed at least 50% of the companies in the Index, with the threshold award amount being earned if the Company outperformed at least 30% of the companies in the Index and the maximum award amount being earned if the Company outperformed at least 90% of the companies in the Index. For the 2007-2009 performance period, no amounts were earned or paid as we did not exceed the performance threshold.

Long-term bonus awards granted for 2008 and for 2009.    As noted above, in 2008 and 2009 the Compensation Committee decided to replace its practice of granting long-term cash bonuses with an increase in the grant of equity awards, principally through the grant of RSUs. The form and amount of equity compensation is discussed below under the caption, “Equity Compensation – Stock Options and RSUs.”

Equity Compensation

We believe that a significant component of the compensation paid to our executives over the long-term should be derived from equity-based compensation. We also believe that stock price appreciation and stock ownership in the Company are valuable incentives to our executives and that the grant of equity awards to them serves to further align their interests with the interests of our stockholders as a whole and encourages them to manage the Company in its best long-term interests.

Our Compensation Committee determines the type of equity awards that are to be granted, which have included grants of stock options and RSUs under our stock incentive plans. Although generally speaking stock options remain the leading source of the equity compensation to our Named Executive Officers, over the past few years our Compensation Committee has increased the role that RSUs represent in our Named Executive Officers’ compensation packages. For instance, as discussed below, the Compensation Committee in late 2006 adopted the Career Shares Program, which provides for an annual grant of RSUs that vest upon a participant’s qualifying retirement. Also, in 2008, the Compensation Committee began its current practice of granting awards of RSUs to our Named Executive Officers as a replacement for the former grant of long-term cash bonus awards.

All equity awards granted as long-term compensation to our Named Executive Officers in 2009 were granted pursuant to our 2002 Stock Incentive Plan.

Stock Options and RSUs

The Compensation Committee determines, on a discretionary basis, whether to grant equity awards, as well as the amount and the terms of such awards based on a person’s position within the Company. Prior to 2008, the Compensation Committee calculated a target value of the non-cash component of each Named Executive Officer’s long-term compensation. From that target value, the Compensation Committee had previously derived the specific number of shares of common stock to be awarded in stock options or awarded as a combination of stock options and RSUs based on the fair market valuation of the awards using an adjusted Black-Scholes analysis. However, given the continued economic decline nationally and particularly within our industry throughout 2008 and 2009, coupled with the resultant significant decline in our stock price, the Compensation Committee concluded in 2009, as it had in 2008, that the use of the Black-Scholes / fair market value analysis would not arrive at a reasonable basis to calculate the size of equity award grants. This prior valuation approach, under the circumstances, would have resulted in a marked increase in the number of shares subject to the individual awards. As a result and consistent with the Compensation Committee’s approach in 2008, in 2009 the Compensation Committee awarded to our Named Executive Officers, other than Mr. Smith and Mr. Chakmak, generally the same number of stock options and RSUs as was awarded to each Named Executive Officer for the prior year. For Mr. Smith and Mr. Chakmak, the Compensation Committee approved an increase to their long-term equity award incentive in recognition of their successful transition over the past two years into their roles as Chief Executive Officer and Chief Operating Officer, respectively. The number of stock options granted to Mr. Smith increased from 194,265 in 2008 to 231,265 in 2009, and the number of RSUs granted increased from 40,415 in 2008 to 46,189 in 2009. For Mr. Chakmak, the number of stock options granted to him increased from 111,000 in 2008 to 138,752 in 2009, and the number of RSUs granted increased from 23,095 in 2008 to 34,642 in 2009.

The stock options granted in 2009 feature a three year vesting schedule, with one-third of each award vesting on each anniversary of the grant date. The RSUs granted in 2009, other than those granted under the Career Shares Program, feature three year cliff vesting, which is similar to the historical three-year performance period utilized under the long-term cash bonus award that they were designed to replace. We believe the retention components of the equity awards are balanced with incentives to enhance company performance, by further enhancing alignment with stockholder interests.

Our Compensation Committee grants equity awards pursuant to its policy of making such grants, if at all, on the fifth business day following our release of earnings for the third quarter of each year, except in the case of our non-employee directors, new hires or other special situations. In addition, our Compensation Committee adopted a policy in 2006 regarding our Career Shares Program, which is discussed below, that provides for the annual grant of RSUs under our 2002 Stock Incentive Plan on January 2 of each year. During 2009, the grants of equity compensation awards by the Compensation Committee were consistent with these policies.

In 2010, we anticipate that our Compensation Committee, together with our compensation consultants, will continue to review our long-term compensation policy, in connection with the assessment of our overall compensation program, to determine whether other modifications to the policy are warranted. We further anticipate that the Compensation Committee will continue the practice of granting equity awards in lieu of a long-term cash bonus award to our Named Executive Officers in 2010.

Career Shares Program

Our Career Shares Program is a stock incentive award program for certain executive officers to provide for additional capital accumulation opportunities for retirement and reward long-service executives. Our Career Shares Program was adopted by the Compensation Committee on December 7, 2006. The Career Shares Program provides for the grant of RSUs under our 2002 Stock Incentive Plan to members of our senior management, including members of our Management Committee and each of our Named Executive Officers. Each RSU is analogous to one share of restricted common stock, except that RSUs do not have any voting rights and do not entitle the holder to receive dividends.

Under the Career Shares Program, a fixed percentage of each participant’s base salary will be credited to his or her career shares account annually. RSUs will be awarded to members of our Management Committee in an amount that equals 15% of such individual’s base salary, and to certain other members of our senior management in an amount that equals 10% of their individual base salaries, in each case, subject to adjustment by the Compensation Committee. Our Compensation Committee adopted a policy that provides for the grant of RSUs pursuant to our Career Shares Program on January 2 of each year, commencing in 2007. RSUs granted pursuant to our Career Shares Program are awarded for service provided for the immediately preceding calendar year. The basis for the value of the awards is the base salary of the participant in effect on December 31 of the immediately preceding year and the closing stock price of our common stock on January 2 or, if January 2 is not a business day, then the next business day. Consistent with this policy and the Career Shares Program, on January 4, 2010, RSUs were granted to all of our Named Executive Officers as well as the other members of the Management Committee.

Upon becoming eligible to receive a grant of career shares, participants generally will have their initial award pro-rated based on the number of full months served in a career shares eligible position during the year. For example, if someone becomes eligible on July 15 they would receive 5/12 of the product of their year end salary and their career shares percentage, since they had served for five full months during the year. If a participant becomes career shares eligible during the last quarter of the year, however, no RSUs will be awarded in that calendar year.

Payouts are made at retirement, at which time participants receive one share of our common stock for each RSU held in their respective career share accounts, less any applicable taxes. To receive any payout under the Career Shares Program, participants must be at least 60 years old and must have been continually employed by the Company for a minimum of 15 years. Retirement after 15 years of service will entitle a participant to 50 percent of his or her career shares account. This increases to 75 percent after 20 years and 100 percent following 25 years of employment. The Compensation Committee may credit participants with additional years of service in its discretion.

In the event of a participant’s death or permanent disability, or following a change in control, the participant will be deemed to have attained age 60 and the RSUs will immediately vest and convert into shares of our common stock based on the participant’s years of continuous service through the date of death, termination resulting from permanent disability or the change in control, as applicable.

In addition, awards in a participant’s career share account can be applied towards satisfying our stock ownership guidelines discussed below.

Other bonus payments

A special bonus in the amount of $250,000 was approved by the Compensation Committee and paid to Mr. Boyd in recognition of the loss of a benefit that Mr. Boyd previously received under certain split-dollar life insurance arrangements, which were terminated by us on or before December 31, 2003. Mr. Boyd has received this special bonus payment in the same amount in each of the last six (6) years. We expect that the Compensation Committee will continue to extend the $250,000 special bonus to Mr. Boyd in 2010.

Our Policy on Perquisites

We provide our Named Executive Officers with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program. We believe that our perquisites help us to hire and retain qualified executives.

Certain senior executive officers, as designated by the Chief Executive Officer and pursuant to our internal policies, may use our corporate aircraft for personal travel on a limited basis. Such executive officers are imputed with income in an amount equivalent to the Standard Industry Fare Level rate, as defined in the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), for such use and are required to advance to us an amount sufficient to cover certain out of pocket costs directly attributed to such use. These out of pocket costs include crew lodging expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs.

The aggregate incremental cost for use of our corporate aircraft during 2009 that is attributable to any Named Executive Officer, net of amounts advanced to us by the applicable executive as discussed above, is reflected in the Summary Compensation Table. We determine the aggregate incremental cost based on estimated fuel expenses and maintenance expenses per flight hour. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries and the purchase costs of the corporate aircraft.

We also provide Mr. Boyd with use of a corporate car that is owned by the Company, and reflect the aggregate incremental cost attributable to such use during 2009 in the Summary Compensation Table. We determine the aggregate incremental cost for use of the corporate car by calculating the assumed annual lease value of the car, consistent with applicable Treasury regulations, multiplied by the percentage of use that is estimated to be attributable to Mr. Boyd’s personal use.

Our employee and non-employee directors, along with members of our Management Committee, are eligible to participate in the Medical Expense Reimbursement Plan, which covers medical expenses incurred by plan participants and their spouses that are not covered by other medical plans. We also provide our Named Executive Officers with more life insurance coverage than is generally made available to our other employees. Please see the Summary Compensation Table for the amount of medical premiums or related reimbursements paid on behalf of the Named Executive Officers during 2009 and for the amount of the applicable premiums paid for such additional life insurance coverage during 2009.

Our senior management members, including our Named Executive Officers, also participate in our other benefit plans and programs on the same terms as other employees. These plans include our 401(k) plan, medical, vision and dental insurance and paid time-off plan. In addition, our senior management members are eligible to participate in our deferred compensation plan on the same terms as other eligible management-level employees.

Stock Ownership Guidelines

Our Compensation Committee initially adopted stock ownership guidelines in 2006 for certain key executives. The Compensation Committee believes that the guidelines, as they may be updated and revised from time to time, will further the alignment between our executive team and stockholders. Pursuant to the current stock ownership guidelines, certain key executive officers, including our Named Executive Officers, are required to own an amount of our common stock (which can include shares of common stock represented by vested and unvested RSUs) based on a multiple of the participant’s base salary, as set forth in the following table:

Executive Tier	Multiple of Base Salary
Executive Chairman of the Board of Directors	5
Chief Executive Officer	5
Chief Operating Officer	4
All Other Members of Management Committee	3
Certain Other Members of Senior Management	1-2

Participants will generally be given 5 years (from date of implementation of the guidelines) to achieve mandated levels of stock ownership. Employees that are hired or promoted into a position that has an ownership guideline will be given 5 years from the time of hiring or promotion into such position to achieve the ownership guideline. Employees who are promoted into a higher tiered position will be given 5 years from the time of promotion into such position to achieve the incremental ownership guideline for that tier.

Post-Termination Compensation

In 2006, our Compensation Committee adopted our Change-in-Control Severance Plan (the “CIC Plan”) to provide severance benefits for certain executive officers, including our Named Executive Officers, upon termination of employment in connection with a change in control. In addition, our CIC Plan provides for the acceleration of vesting of equity awards for our Named Executive Officers, and certain other executives, upon the occurrence of certain events. We believe that it is important to protect those employees who helped build our Company and who will be important in continuing the Company’s success through a change in control or similar event. Further, we believe that the interests of stockholders will be best served if the interests of our most senior management are aligned with them. Providing change in control benefits is designed to reduce the reluctance of senior management to pursue potential change of control transactions that may be in the overall best interests of our stockholders. We currently do not have individual written severance agreements with our executive officers, including our Named Executive Officers; however, we retain the discretion to negotiate individual arrangements as deemed appropriate.

2000 MIP.    Our 2000 MIP contains a continuous employment requirement. In addition, certain provisions of our 2000 MIP are triggered in the event of a change in control or if a “long service” employee retires. Generally, if a participant, other than a “long service” employee, terminates employment for any reason other than death or disability prior to the award payment date, he or she is not entitled to the payment of any award under the 2000 MIP for any outstanding plan period (regardless of whether it is a short-term or long-term incentive award). If the participant’s termination is due to disability or death, he or she is entitled to the payment of an award for each plan period in which he or she is participating on the date of termination; provided, however, the Compensation Committee may proportionately reduce or eliminate his or her actual award based on the date of termination and such other considerations as the Compensation Committee deems appropriate. For 2009, the outstanding plan periods under the 2000 MIP for the short-term and long-term incentive awards were one year, 2009, and three years, 2007 through 2009, respectively.

If a “long service” participant terminates employment with us for any reason (including death or disability) prior to the award payment date, he or she is entitled to (a) the payment of an award for the plan period (in which the participant is participating on the date of termination) with the earliest date of commencement and (b) the payment of an award for any other plan period (in which the participant is participating on the date of termination) reduced proportionally based on the number of years of employment completed during the plan period with each partial year of employment counting as a full year. A “long service” participant generally means a participant that has reached age 55 and completed 15 or more years of service with us or any of our subsidiaries (including acquired entities).

If a participant is terminated without cause within 24 months after a corporate transaction or a change in control (as defined in the 2002 Stock Incentive Plan), the participant is entitled to the payment of an award for each plan period (in which the participant is participating on the date of termination). The Compensation Committee believes that this double-trigger feature provides appropriate incentives and job security for management while protecting stockholders value in the event of a change in control.

CIC Plan.    Our Named Executive Officers are eligible to participate in our CIC Plan, which provides severance benefits upon certain qualifying terminations. A “qualifying termination” includes involuntary termination without cause, voluntary termination due to a relocation in excess of 50 miles or certain reductions in compensation, among other events, within 24 months immediately following a change in control. Generally, a “change in control” is deemed to occur upon (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company, by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, or is controlled by, or is under common control with, the Company or by members of the Boyd family) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities, or (ii) a majority of the board ceasing to be continuing directors at any time within a 36 month period due to contested elections.

CIC Plan benefits are determined based upon the relevant status of the participant as a Tier One Executive (our Chief Executive Officer and Executive Chairman of the Board of Directors), Tier Two Executive (members of our Management Committee, other than our Chief Executive Officer and Executive Chairman of the Board of Directors), or Tier Three Executive (certain other members of senior management, other than Management Committee members). Following the execution of a general release in a form generally acceptable to the Company that releases the Company and its affiliates from any and all claims the participant may have against them, among other things, the Company shall pay to the participant a lump-sum cash payment of:

•	any unpaid amounts owed to the participant, such as any unpaid base salary, accrued vacation pay, or unreimbursed business expenses;

•	a multiple of three, two and one for Tier One Executives, Tier Two Executives and Tier Three Executives, respectively, of the participant’s:

•	annual salary in effect immediately prior to the occurrence of the change of control or, if greater, upon the occurrence of the qualifying termination; plus

•

the participant’s then-current target short-term bonus opportunity in effect immediately prior to the change of control or, if greater, the average of the participant’s actual short-term bonus for the three fiscal years immediately prior to the change in control or, if greater, the participant’s target short-term bonus opportunity in effect upon the qualifying termination,

•	an amount equal to the greater of:

•	the participant’s then-current target short-term bonus opportunity established for the plan year in which the qualifying termination occurs; or

•	the participant’s target bonus opportunity in effect prior to the occurrence of the change in control,

in each case, adjusted on a pro rata basis based on the number of days the participant was actually employed during such plan year; and

•

the amount of monthly premiums that would have been paid by the Company on behalf of the participant under the Company’s health insurance plan, or COBRA (a period of 36 months, 24 months and 12 months for Tier One Executives, Tier Two Executives and Tier Three Executives, respectively), plus an additional amount such that the participant effectively receives such premiums on a tax-free basis.

In addition, under the CIC Plan, any outstanding equity-based long-term incentive awards granted after July 19, 2006, including but not limited to stock options, stock appreciation rights, restricted stock, and restricted stock units, will become immediately vested in full upon a qualifying termination. In the event such equity awards would not otherwise vest solely by the continued employment of the participant (e.g., if vesting was related in whole or in part to the achievement of a performance target), such awards will vest in full at the time of the change in control. The number of shares that will vest will be determined as if a level of performance equal to 100% of the performance target had been achieved and will be prorated based on the length of time within the performance period elapsed prior to the change in control.

If the sum of the amounts to be received by the participant under the CIC Plan, plus all other payments or benefits that the participant has received or has the right to receive from the Company, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, that combined amount will be decreased by the smallest amount that will eliminate any such parachute payment. However, for Tier One Executives and Tier Two Executives only, if the decrease referred to in the preceding sentence is 10% or more of the combined amount, the combined amount will not be decreased, but rather will be increased by an amount sufficient to provide the participant, after taking into account all applicable federal, state and local taxes, a net amount equal to the excise tax imposed on the combined amount (as increased by any applicable tax gross-up) by Section 4999 of the Internal Revenue Code.

Deferred Compensation Plan.    Under the Boyd Gaming Corporation Deferred Compensation Plan effective as of January 1, 2005 (the “Deferred Compensation Plan”), in which our Named Executive Officers are eligible to participate, Named Executive Officers may defer up to 25% of base salary and up to 100% of incentive compensation paid. We may make discretionary contributions to a participant’s account; however, during 2009, we did not exercise such discretion. Upon a change in control (as defined in the Deferred Compensation Plan), the benefits under the Deferred Compensation Plan are immediately payable in a lump sum, subject to certain conditions and limitations set forth in Internal Revenue Code section 409A and its related Treasury regulations. In addition, upon termination of employment prior to the age of 55 or death, benefits under the Deferred Compensation Plan are payable in a lump sum. Otherwise, upon termination of employment (including upon retirement), the participant may elect to have benefits paid in a lump sum or in periodic payments over a period of 5, 10 or 15 years; however, with respect to “specified employees” as defined in Internal Revenue Code section 409A, any payment that is triggered by termination of employment must be delayed for at least six months following the date of termination. Prior to the Deferred Compensation Plan, we maintained a separate, prior deferred compensation plan but that plan has been closed to new contributions from participants since the effective date of the current plan.

Equity Incentive Plans.    The equity incentive plans in which our Named Executive Officers participate include our 1996 Stock Incentive Plan and our 2002 Stock Incentive Plan. Only one of our Named Executive Officers has options outstanding under our 1996 Stock Incentive Plan, which options are fully vested. Generally, except as our Compensation Committee may otherwise determine or in connection with a “long service” employee as discussed below, equity awards granted under each of our equity incentive plans provide that, in the event of termination, the grantee may exercise the portion of the option award that was vested at the date of termination for a period of three months following termination; provided that if the termination is due to disability or death, the exercise period is twelve months.

Pursuant to the terms of our 2002 Stock Incentive Plan, our Compensation Committee has the authority, in connection with an actual or anticipated change in control or corporate transaction, to provide for the full or partial accelerated vesting and exercisability of outstanding unvested awards.

Under our 2002 Stock Incentive Plan, a “change of control” means a change in ownership or control of the Company effected through:

•

the direct or indirect acquisition of more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer which the majority of the board of directors do not recommend; or

•

a change in the composition of the board of directors over a period of up to 36 months such that a majority of the board members ceases, by reason of one or more contested elections, to be comprised of continuing directors.

Pursuant to the terms of our 2002 Stock Incentive Plan, a “corporate transaction” means any of the following transactions:

•	a merger or consolidation in which the Company is not the surviving entity;

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company;

•	the complete liquidation or dissolution of the Company;

•

any reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

•

an acquisition in a single or series of related transactions by any person or related group of persons of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities, but excluding an acquisition from or by the Company, by a Company-sponsored employee benefit plan or by members of the Boyd family or any transaction that the Compensation Committee deems is not a corporate transaction.

Pursuant to the form of our restricted stock unit agreement (“RSU Agreement”) for the 2002 Stock Incentive Plan, vesting ceases upon termination of employment for any reason, including death or disability, and unvested units held by the grantee following such termination will be deemed reconveyed to us. Also under our RSU Agreement, in the event of a change in control (defined as the occurrence of any change in ownership of the Company, change in effective control of the Company, or change in the ownership of a substantial portion of the assets of the Company), any outstanding award will automatically become fully vested.

In 2006 the Compensation Committee adopted the provisions in the table below to provide certain “long service” employees with automatic vesting acceleration and an extended period of time to exercise stock options upon termination (other than for cause). Of our Named Executive Officers, William S. Boyd and Robert L. Boughner currently qualify as “long service” employees. These enhanced stock option provisions do not apply to stock options that were outstanding prior to the Compensation Committee’s adoption of the proposal or to stock options that are granted within six months of such employee’s termination.

Age of Employee and Length of Service at time of Termination	Acceleration of Vesting for Unvested Stock Options	Extended Exercise Period
55 years of age and 15-19 years of service	Options otherwise scheduled to vest within the 12 months following the date of termination shall fully accelerate	Up to 12 months following termination

55 years of age and 20-24 years of service	Options otherwise scheduled to vest within the 24 months following the date of termination shall fully accelerate	Up to 24 months following termination

55 years of age and 25 or more years of service	All unvested stock options shall fully accelerate	Up to 36 months following termination

Other Benefits.    From time to time, in recognition of the contribution of services provided to us, we may in our discretion offer additional compensation and benefits to our executive officers in connection with their retirement from the Company. During 2009, no such discretion was exercised with respect to our senior executive officers.

Succession Planning

Pursuant to the Company’s Corporate Governance Guidelines, all of the independent members of our board of directors are involved in the succession planning of the Company. Our independent directors participate annually in a review of the Company’s current succession plan. Additionally, the Company has engaged in the past, and continues to engage, the nationally recognized consulting firm Lee Hecht Harrison to assist and advise during this annual review as well as on other matters related to succession planning.

Accounting and Tax Treatment

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer or any of the other three most highly compensated executive officers. The Company has structured certain performance-based portions of its executive officers’ compensation in a manner that is designed to comply with the exceptions to the deductibility limitations of Section 162(m); however, we can provide no assurances that such compensation arrangements would ultimately satisfy such requirements if they were examined by the Internal Revenue Service. The Internal Revenue Service has announced a position with respect to certain severance provisions under plans intended to qualify as performance-based compensation and has generally denied the qualification of such arrangements pursuant to Section 162(m) for performance periods commencing in 2009.

The Compensation Committee believes, however, that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and our stockholders. Given our changing industry and business, as well as the competitive market for outstanding executives, the Compensation Committee believes that it is important to retain the flexibility to design compensation programs consistent with our overall executive compensation program, even if some executive compensation is not fully deductible. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible and reserves the right to do so in the future, when appropriate.

Summary Compensation Table (2009)

The following table sets forth the compensation earned for services performed for us, or our subsidiaries, during the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009, by:

•	our Chief Executive Officer;

•	our Chief Financial Officer; and

•	each of our other three most highly compensated executive officers, employed by us as of the end of fiscal 2009,

whom we refer to collectively as our “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)		Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
William S. Boyd	2009	1,000,000	775,000	(7)	335,277	609,901	—	117,193	2,837,371
Executive Chairman of the Board of Directors	2008	1,000,000	250,000	(7)	386,973	408,079	—	123,321	2,168,373
	2007	1,500,000	250,000	(7)	225,017	2,102,139	1,729,500	71,586	5,878,242

Keith E. Smith	2009	1,100,000	770,000		513,727	963,612	—	15,112	3,362,451
President and Chief Executive Officer	2008	1,100,000	—		1,186,748	541,591	—	46,234	2,874,573
	2007	800,000	—		112,486	1,994,337	718,350	21,769	3,646,942

Robert L. Boughner(6)	2009	1,100,000	577,500		396,861	565,838	—	9,637	2,649,836
Executive Vice President and Chief Business Development Officer	2008	1,100,000	—		960,175	378,597	—	14,519	2,453,291
	2007	1,050,000	—		149,981	1,517,269	901,350	36,815	3,655,415

Paul J. Chakmak	2009	675,000	354,500		362,797	578,138	—	15,112	1,985,547
Executive Vice President and Chief Operating Officer	2008	675,000	—		631,177	309,457	—	18,244	1,633,878
	2007	525,000	—		71,268	1,196,602	204,960	11,736	2,009,566

Josh Hirsberg	2009	435,000	122,000		107,524	83,334	—	441	748,299
Senior Vice President, Treasurer and Chief Financial Officer	2008	435,000	—		55,968	300,086	—	1,411	792,465

(1)	Includes amounts deferred pursuant to salary reduction arrangements under our 401(k) Profit Sharing Plan and Trust and our Deferred Compensation Plan.
(2)	For the year ended December 31, 2009, the Compensation Committee approved the payment of a discretionary short-term bonus under the 2000 MIP. For a discussion regarding the 2009 discretionary bonus payments, see “—Compensation Discussion and Analysis—Primary Components of our Compensation Program—Short Term Bonus.”
(3)	These amounts reflect the grant date fair value as determined in accordance with FASB ASC Topic 718 for the fiscal years ended December 31, 2007, 2008, and 2009, respectively, of awards to each of the Named Executive Officers granted in such years pursuant to our 2002 Stock Incentive Plan. Assumptions used in the calculation of these amounts are included in the notes to our audited financial statements under the caption “Stockholders’ Equity and Stock Incentive Plans,” for the fiscal years ended December 31, 2007, 2008 and 2009, included in our Annual Reports on Form 10-K filed with the SEC on February 29, 2008, March 2, 2009 and March 5, 2010, respectively. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	For 2009, there were no amounts earned (or paid) relating to long-term bonuses under the 2000 MIP for the 2007-2009 performance period.
(5)	The amount shown as “all other compensation” includes the following perquisites and personal benefits:

Name	401(k) Contributions(A)	Life Insurance Premiums	Medical Reimbursements(B)	Use of Corporate Aircraft and Corporate Car(C)	Other Benefits
William S. Boyd	$3,675	$580	$8,426	$104,512	—
Keith E. Smith	3,675	580	10,857	—	—
Robert L. Boughner	3,675	580	5,382	—	—
Paul J. Chakmak	3,675	580	10,857	—	—
Josh Hirsberg	—	441	—	—	—

(A)	Represents amounts contributed by the Company pursuant to the 401(k) Profit Sharing Plan and Trust.
(B)	Represents our Medical Expense Reimbursement Plan, which includes plan premiums, company sponsored health care plan premiums and amounts received as reimbursements under this plan.
(C)	Represents the aggregate incremental cost to the Company for use of our corporate aircraft and, solely as it relates to Mr. Boyd, use of a corporate car. Of the total amounts reported for Mr. Boyd for 2009, $3,401 is attributable to the use of a corporate car. Other than as disclosed, the aggregate incremental cost to the Company of providing perquisites did not exceed, as to any Named Executive Officer, the threshold requiring disclosure and is omitted from the table. For a discussion regarding perquisites, including the calculation of aggregate incremental cost, see “—Compensation Discussion and Analysis—Our Policy on Perquisites.”
(6)

In December 2009, Mr. Boughner was named our Executive Vice President and Chief Development Officer. He also serves as President and Chief Executive Officer of Echelon Resorts Corporation, a wholly owned subsidiary of the Company, and as President and Chief Operating

Officer of Marina District Development Company, LLC (“MDDC”), one of the Company’s joint ventures. The full amount of his salary and bonus reflected for 2009 was paid by the Company and reimbursed by MDDC. For more information regarding MDDC, see “—Transactions with Related Persons.”

(7)	Includes a special bonus in the amount of $250,000 was approved by our Compensation Committee and paid to Mr. Boyd in recognition of the loss of a benefit that Mr. Boyd previously received under certain split-dollar life insurance arrangements that we terminated on or before December 31, 2003.

Grants of Plan-Based Awards Table (2009)

The following table sets forth information regarding each grant of an award made under our incentive plans to our Named Executive Officers during the fiscal year ended December 31, 2009.

Name	Award Type	Grant Date	Date of Compensation Committee Action		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Equity Awards ($)(5)
					Threshold ($)	Target ($)	Maximum ($)
William S. Boyd	Stock Options(1)	11/03/2009	—		—	—	—	—	146,375	7.55	609,901
	RSU-Career Shares(2)	01/02/2009	12/07/06	(6)	—	—	—	30,000	—	—	150,000
	RSU(3)	11/03/2009	—		—	—	—	24,540	—	—	185,277

Keith E. Smith	Stock Options(1)	11/03/2009	—		—	—	—	—	231,265	7.55	963,612
	RSU-Career Shares(2)	01/02/2009	12/07/06	(6)	—	—	—	33,000	—	—	165,000
	RSU(3)	11/03/2009	—		—	—	—	46,189	—	—	348,727

Robert L. Boughner	Stock Options(1)	11/03/2009	—		—	—	—	—	135,800	7.55	565,838
	RSU-Career Shares(2)	01/02/2009	12/07/06	(6)	—	—	—	33,000	—	—	165,000
	RSU(3)	11/03/2009	—		—	—	—	30,710	—	—	231,861

Paul J. Chakmak	Stock Options(1)	11/03/2009	—		—	—	—	—	138,752	7.55	578,138
	RSU-Career Shares(2)	01/02/2009	12/07/06	(6)	—	—	—	20,250	—	—	101,250
	RSU(3)	11/03/2009	—		—	—	—	34,642	—	—	261,547

Josh Hirsberg	Stock Options(1)	11/03/2009	—		—	—	—	—	20,000	7.55	83,334
	RSU-Career Shares(2)	01/02/2009	12/07/06	(6)	—	—	—	8,700	—	—	43,500
	RSU(3)	11/03/2009	—		—	—	—	8,480	—	—	64,024

(1)	Represents stock options granted under our 2002 Stock Incentive Plan. The stock options granted to the Named Executive Officers in 2009 have a 10-year term and vest as to 33 1/3% per year on the first day of each successive 12-month period, commencing one year from the date of grant. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post Termination Compensation—Equity Incentive Plans.”
(2)	Represents Career Restricted Stock Units granted to the Named Executive Officers for no consideration pursuant to the Company’s Career Shares Program under its 2002 Stock Incentive Plan. Each Career Restricted Stock Unit represents a contingent right to receive one share of Company common stock. The Career Restricted Stock Units will be paid out in shares of Company common stock at the time of retirement based upon the grantee’s attained age and years of continuous service at the time of retirement. To receive any payout under the Career Shares Program, grantees must be at least 60 years old and must have been continually employed by the Company for a minimum of 15 years. Retirement after 15 years of service will entitle a grantee to 50 percent of his or her Career Restricted Stock Units. This increases to 75 percent after 20 years and 100 percent following 25 years of employment. In the event of a grantee’s death or permanent disability, or following a change in control of the Company, the grantee will be deemed to have attained age 60 and the Career Restricted Stock Units will immediately vest and convert into shares of Company common stock based on the grantee’s years of continuous service through the date of death, termination resulting from permanent disability or the change in control, as applicable. See “—Compensation Discussion and Analysis—Career Shares Program.”
(3)	Represents Restricted Stock Units granted under our 2002 Stock Incentive Plan. Each Restricted Stock Unit represents a contingent right to receive one share of the Company’s common stock. The Restricted Stock Units granted to the Named Executive Officers in 2009 vest in full upon the third anniversary of the grant date. Notwithstanding the foregoing, these Restricted Stock Units are subject to forfeiture and other terms and conditions contained in the award agreement and the 2002 Stock Incentive Plan. “—Compensation Discussion and Analysis—Equity Incentive Plans.”
(4)	The exercise price of option awards is based on the fair market value of our common stock on the date of grant, calculated as the closing sales price for our common stock on the date of determination.
(5)	Represents the aggregate FASB ASC Topic 718 value of awards made in 2009.
(6)	On December 7, 2006, our Compensation Committee adopted a policy of providing for the automatic grant of Career Restricted Stock Units on January 2 of each calendar year (or, if January 2 is not a business day, then the next business day) based on the base salary of the participant in effect on December 31 of the immediately preceding year and the closing stock price of our common stock on January 2 or, if January 2 is not a business day, then the next business day. For more information see “—Compensation Discussion and Analysis—Career Shares Program.”

Outstanding Equity Awards at Fiscal Year-End Table (2009)

The following table sets forth information regarding unexercised options and unvested Restricted Stock Units for each of our Named Executive Officers outstanding as of December 31, 2009.

	Option Awards				Stock Awards(6)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William S. Boyd	425,000 305,000 305,000 130,000 48,792 —	— — — 65,000(1) 97,583(3) 146,375(4)	36.76 39.96 39.00 38.11 6.60 7.55	12/08/2014 10/19/2015 11/02/2016 12/06/2017 11/04/2018 11/03/2019	24,540(9) 24,540(10)	205,400 205,400

Keith E. Smith	68,333 43,333 150,000 115,000 115,000 123,334 64,755 —	— — — — — 61,666(1) 129,510(3) 231,265(4)	17.21 14.23 36.76 39.96 39.00 38.11 6.60 7.55	09/05/2012 05/15/2013 12/08/2014 10/19/2015 11/02/2016 12/06/2017 11/04/2018 11/03/2019	39,051(7) 46,189(8) 40,415(9) 46,189(10)	326,857 386,602 338,274 386,602

Robert L. Boughner	150,000 115,000 115,000 86,667 45,267 —	— — — 43,333(2) 90,533(3) 135,800(4)	36.76 39.96 39.00 39.78 6.60 7.55	12/08/2014 10/19/2015 11/02/2016 11/07/2017 11/04/2018 11/03/2019	40,992(7) 34,642(8) 30,710(9) 30,710(10)	343,103 289,954 257,043 257,043

Paul J. Chakmak	40,000 40,000 35,000 75,000 74,000 37,000 —	— — — — 37,000(1) 74,000(3) 138,752(4)	16.37 36.76 39.96 39.00 38.11 6.60 7.55	02/02/2014 12/08/2014 10/19/2015 11/02/2016 12/06/2017 11/04/2018 11/03/2019	24,165(7) 23,095(8) 23,095(9) 34,642(10)	202,261 193,305 193,305 289,954

Josh Hirsberg	8,334 6,667 —	16,666(5) 13,333(3) 20,000(4)	33.31 6.60 7.55	01/02/2018 11/04/2018 11/03/2019	8,700(7) 8,480(9) 8,480(10)	72,819 70,978 70,978

(1)

These stock options were granted on December 6, 2007 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on December 6, 2008. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post Termination Compensation—Equity Incentive Plans.”

(2)

These stock options were granted on November 7, 2007 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on November 7, 2008. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post Termination Compensation—Equity Incentive Plans.”

(3)

These stock options were granted on November 4, 2008 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on November 4, 2009. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post Termination Compensation—Equity Incentive Plans.”

(4)

These stock options were granted on November 3, 2009 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on November 3, 2010. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post Termination Compensation—Equity Incentive Plans.”

(5)

These stock options were granted on January 2, 2008 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on January 2, 2009. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post Termination Compensation—Equity Incentive Plans.”

(6)	Pursuant to applicable SEC rules, represents the closing market price of our common stock on December 31, 2009 ($8.37), multiplied by the aggregate number of Career Restricted Stock Units or Restricted Stock Units held by the applicable Named Executive Officer on such date.
(7)	Represents unvested Career Restricted Stock Units granted to the Named Executive Officers for no consideration pursuant to the Company’s Career Shares Program under its 2002 Stock Incentive Plan. Each Career Restricted Stock Unit represents a contingent right to receive one share of Company common stock. The Career Restricted Stock Unit will be paid out in shares of Company common stock at the time of retirement based upon the grantee’s attained age and years of continuous service at the time of retirement. As of December 31, 2009, the only Named Executive Officer whose Career Restricted Stock Units were fully vested upon grant was Mr. Boyd. The actual market value of the Company common stock, if any, ultimately received upon the grantee’s termination of service in connection with such Career Restricted Stock Units can only be determined upon the occurrence of such termination. See “—Compensation Discussion and Analysis—Career Shares Program.”
(8)	Represents awarded of Restricted Stock Units for no consideration pursuant to the Company’s 2000 MIP and 2002 Stock Incentive Plan in April 2008. Each Restricted Stock Unit represents a contingent right to receive one share of the Company’s common stock upon vesting. The Restricted Stock Units will vest in full upon the sooner to occur of (i) April 16, 2013 or (ii) a date after October 16, 2009 upon which the closing price of the Company’s common stock is $25.98 (which represents 150% of the closing price of the Company’s common stock on April 15, 2008) or greater for twenty (20) consecutive trading days beginning on or after October 16, 2009. The Restricted Stock Units are subject to the forfeiture and other terms and conditions contained in the award agreement and the 2002 Stock Incentive Plan.
(9)	Represents Restricted Stock Units granted under our 2002 Stock Incentive Plan. Each Restricted Stock Unit represents a contingent right to receive one share of the Company’s common stock. The Restricted Stock Units granted to the Named Executive Officers in 2008 vest in full upon the third anniversary of the grant date. Notwithstanding the foregoing, these Restricted Stock Units are subject to forfeiture and other terms and conditions contained in the award agreement and the 2002 Stock Incentive Plan. “—Compensation Discussion and Analysis—Equity Incentive Plans.”
(10)	Represents Restricted Stock Units granted under our 2002 Stock Incentive Plan. Each Restricted Stock Unit represents a contingent right to receive one share of the Company’s common stock. The Restricted Stock Units granted to the Named Executive Officers in 2009 vest in full upon the third anniversary of the grant date. Notwithstanding the foregoing, these Restricted Stock Units are subject to forfeiture and other terms and conditions contained in the award agreement and the 2002 Stock Incentive Plan. “—Compensation Discussion and Analysis—Equity Incentive Plans.”

Option Exercises and Stock Vested Table (2009)

The following table sets forth information regarding the exercise of stock options and the vesting of Restricted Stock Units for each of our Named Executive Officers during the fiscal year ended December 31, 2009.

	OPTION AWARDS(1)		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Share Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
William S. Boyd	—	—	30,000	150,000
Keith E. Smith	—	—	—	—
Robert L. Boughner	—	—	—	—
Paul J. Chakmak	—	—	—	—
Josh Hirsberg	—	—	—	—

(1)	During 2009, none of our Named Executive Officers exercised any stock options.
(2)	Consistent with applicable SEC rules, represents the number of Career Restricted Stock Units that vested during 2009 for the applicable Named Executive Officer, multiplied by the market price of the underlying Company common stock on the vesting date. The Career Restricted Stock Units were granted to the Named Executive Officers on January 2, 2009 for no consideration pursuant to the Company’s Career Shares Program under its 2002 Stock Incentive Plan. Each Career Restricted Stock Unit represents a contingent right to receive one share of Company common stock. The Career Restricted Stock Unit will be paid out in shares of Company common stock at the time of retirement based upon the grantee’s attained age and years of continuous service at the time of retirement. Since Mr. Boyd was at least 60 years old and had been employed by the Company for at least 25 years as of the January 2, 2009 grant date, he was immediately 100% vested in the Career Restricted Stock Units granted to him. As a result, the value realized becomes the closing market price on January 2, 2009, the grant date, multiplied by the number of units. However, consistent with the terms of the Career Shares Program as described above, Mr. Boyd’s Career Restricted Stock Units will not convert into Company common stock until the termination of his service with the Company. The value Mr. Boyd receives, if any, upon such conversion can only be determined at the time of his termination. No other Named Executive Officer vested in Career Restricted Stock Units during 2009.

Non-qualified Deferred Compensation Table (2009)

Our Deferred Compensation Plan provides for the deferral of compensation on a basis that is not tax-qualified. Under our Deferred Compensation Plan, our Named Executive Officers may defer up to 25% of their base salary and up to 100% of their incentive compensation. We may make discretionary matching or additions to a participant’s account; however, during 2009, we did not exercise such discretion. For an explanation on a participant’s potential distributions, see “—Compensation Discussion and Analysis—Deferred Compensation Plan.” The following table sets forth amounts deferred under our Deferred Compensation Plan, including our predecessor plan, for the year ended December 31, 2009:

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
William S. Boyd	—	—	—
Keith E. Smith	2,292	38,335	169,859
Robert L. Boughner	—	44,156	561,833
Paul J. Chakmak	1,406	29,141	113,855
Josh Hirsberg	—	—	—

(1)	Includes amounts disclosed in the Summary Compensation Table under the heading “Salary” for 2008, which contributions were funded into the participant’s account in January 2009.

Potential Payments upon Termination or Change-in-Control (2009)

Under the terms of our 2000 MIP, CIC Plan, Deferred Compensation Plan and our equity incentive plans, payments may be made to our Named Executive Officers upon their termination of employment or a change in control of the Company. See “—Compensation Discussion and Analysis—Post-Termination Compensation” for an explanation of the specific circumstances that would trigger payments under each plan. The description of the plans is qualified by reference to the complete text of the plans, which have been filed with the SEC. We have not entered into any severance agreements with our Named Executive Officers.

The following table sets forth the estimated payments that would be made to each of our Named Executive Officers upon voluntary termination, involuntary termination—not for cause,—for cause, and—as a qualifying termination in connection with a change in control, and death or permanent disability. The payments would be made pursuant to the plans identified in the preceding paragraph. The information set forth in the table assumes:

•	The termination event occurred on December 31, 2009 (the last business day of our last completed fiscal year);

•	The price per share of our common stock on the date of termination is $8.37 per share (the closing market price of our common stock on December 31, 2009);

•

For purposes of the short-term/annual awards under the 2000 MIP, (i) the executives have earned their target awards and the plan administrator does not elect to eliminate or reduce the awards pursuant to authority to do so granted under the plan, and (ii) except as otherwise stated herein each executive has earned and is paid their target bonus, as applicable, under the 2000 MIP;

•

For purposes of the long-term bonus awards under 2000 MIP, (i) the executives have earned their target awards for the period and the plan administrator does not elect to eliminate or reduce the awards pursuant to authority to do so granted under the plan, (ii) non-long service participants in the plan are awarded only a pro rata share (based on their time of service during the relevant plan period) of their target award in the event of their termination due to death or permanent disability, and (iii) except as otherwise stated herein each executive has earned and is paid their target bonus under the 2000 MIP;

•	All payments are made in a lump sum on the date of termination;

•

The vesting of all unvested stock options, Restricted Stock Units and Career Restricted Stock Units held by the executives is immediately accelerated in full upon a change of control pursuant to discretionary authority of the plan administrator granted pursuant to the particular plan (if not otherwise accelerated pursuant to the terms of the CIC Plan); and

•

The portion of in-the-money stock options and other equity awards that are subject to accelerated vesting in connection with the termination are immediately exercised and the shares received upon exercise (or upon settlement in the case of Restricted Stock Units and Career Restricted Stock Units) are immediately resold at the assumed price per share of our common stock on the date of termination.

The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company and may differ materially from the amounts set forth in the table below. The amounts set forth in the table below do not reflect the withholding of applicable state and federal taxes.

Name	Voluntary Termination	Involuntary Termination				Death or Permanent Disability
		Not For Cause	For Cause	Change in Control
William S. Boyd
CIC Plan	$—	$—	$—	$6,876,774		$—
Deferred Compensation Plan	—	—	—	—		—
Short-term/Annual Bonus (2000 MIP)	750,000	750,000	750,000	750,000	(1)	750,000
Long-term Bonus (2000 MIP)	—	—	—	—		—
Unvested and Accelerated Awards Under Equity Incentive Plans	703,549	703,549	—	703,549		703,549
Accumulated Vacation Pay(2)	336,139	336,139	336,139	336,139		336,139
Total	$1,789,688	$1,789,688	$1,086,139	$8,666,462		$1,789,688

Keith E. Smith
CIC Plan	$—	$—	$—	$8,154,160		$—
Deferred Compensation Plan	169,859	169,859	169,859	169,859		169,859
Short-term/Annual Bonus (2000 MIP)	—	—	—	1,100,000	(3)	1,100,000
Long-term Bonus (2000 MIP)	—	—	—	600,000	(3)	600,000
Unvested and Accelerated Awards Under Equity Incentive Plans	—	—	—	1,857,204		163,428
Accumulated Vacation Pay(2)	351,155	351,155	351,155	351,155		351,155
Total	$521,014	$521,014	$521,014	$12,232,378		$2,384,442

Robert L. Boughner
CIC Plan	$—	$—	$—	$5,194,342		$—
Deferred Compensation Plan	561,833	561,833	561,833	561,833		561,833
Short-term/Annual Bonus (2000 MIP)	825,000	825,000	825,000	825,000	(1)	825,000
Long-term Bonus (2000 MIP)	600,000	600,000	600,000	600,000	(1)	600,000
Unvested and Accelerated Awards Under Equity Incentive Plans	1,075,638	1,075,638	—	1,418,741		1,418,741
Accumulated Vacation Pay(2)	501,346	501,346	501,346	501,346		501,346
Total	$3,563,817	$3,563,817	$2,488,179	$9,101,263		$3,906,920

Paul J. Chakmak
CIC Plan	$—	$—	$—	$4,107,811		$—
Deferred Compensation Plan	113,855	113,855	113,855	113,855		113,855
Short-term/Annual Bonus (2000 MIP)	—	—	—	506,250	(3)	506,250
Long-term Bonus (2000 MIP)	—	—	—	400,000	(3)	400,000
Unvested and Accelerated Awards Under Equity Incentive Plans	—	—	—	1,123,582		—
Accumulated Vacation Pay(2)	64,904	64,904	64,904	64,904		64,904
Total	$178,759	$178,759	$178,759	$6,316,402		$1,085,009

Josh Hirsberg
CIC Plan	$—	$—	$—	$852,320		$—
Deferred Compensation Plan	—	—	—	—		—
Short-term/Annual Bonus (2000 MIP)	—	—	—	174,000	(3)	174,000
Long-term Bonus (2000 MIP)	—	—	—	—		—
Unvested and Accelerated Awards Under Equity Incentive Plans	—	—	—	254,774		—
Accumulated Vacation Pay(2)	39,107	39,107	39,107	39,107		39,107
Total	$39,107	$39,107	$39,107	$1,320,201		$213,107

(1)	Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination with or without cause.
(2)	Represents accrued standard paid vacation amounts and the balance of paid vacation amounts that accrued under our prior paid time off policy (which was amended in 1998–1999), respectively, in the amounts of: $9,216 and $326,923 for Mr. Boyd; $126,924 and $224,231 for Mr. Smith; $86,731 and $414,615 for Mr. Boughner; $64,904 and $0 for Mr. Chakmak; and $39,107 and $0 for Mr. Hirsberg.
(3)	Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination without cause. In the event of the executive’s termination with cause following a change of control, the amount payable would be $0.

Director Compensation Table (2009)

The following table sets forth the compensation earned for services performed for us as a director by each member of our board of directors, other than any directors who are also our employees, during the fiscal year ended December 31, 2009.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(5)	All Other Compensation ($)(6)	Total ($)
Frederick J. Schwab	98,000	112,504	—	9,453	219,957
Peter M. Thomas	93,500	112,504	—	10,775	216,779
Veronica J. Wilson	75,000	112,504	—	—	187,504
Thomas V. Girardi	75,875	112,504	—	—	188,379
Christine J. Spadafor	42,083	112,504	—	1,575	156,162
Billy G. McCoy	84,500	112,504	—	9,453	206,957
Michael O. Maffie(7)	29,833	—	—	11,241	41,074

(1)	Marianne Boyd Johnson and William R. Boyd each serves as a member of our board of directors and both are also executive officers of the Company. Neither Ms. Johnson nor Mr. Boyd receives any compensation (including board or committee fees, stock options or otherwise) for serving as a member of our board of directors, but they are compensated for serving as an executive officer. For more information, see “Transactions with Related Persons.”
(2)	Represents the amount of cash compensation earned in 2009 for service on our board of directors and committees of our board of directors, as applicable. For the year ended December 31, 2009, each of our non-employee directors, received an annual retainer of $55,000 for service on our board of directors, meeting fees of $1,500 per board meeting attended (including related expenses for services as a director) and, other than for the Audit Committee, committee attendance fees of $1,500 per committee meeting attended ($500 for board and committee meetings held telephonically). Committee attendance fees for Audit Committee meetings were $2,000 per meeting ($500 if the meetings are held telephonically). The Chairman of the Audit Committee received an additional annual fee of $15,000 for his added responsibilities. The Chairman of each of the Compensation Committee and the Corporate Governance and Nominating Committee received an additional annual fee of $7,500, for their added responsibilities. In addition, Mr. Thomas, our Presiding Director, received an additional annual fee in the amount of $15,000 for serving in this position.
(3)	These amounts reflect the grant date fair value, as determined in accordance with FASB ASC Topic 718, of awards pursuant to our 2002 Stock Incentive Plan. Assumptions used in the calculation of these amounts are included in Note 11, “Stockholders’ Equity and Stock Incentive Plans,” to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on March 5, 2010. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	On May 21, 2009, we awarded each non-employee director Restricted Stock Units in the amount of 11,364 shares, each fully vested upon grant and to be paid in shares of our common stock upon cessation of service on the board of directors. The restricted stock units do not contain voting rights and are not entitled to dividends. As of December 31, 2009, each of our current non-employee directors had outstanding 22,645 shares of our common stock subject to Restricted Stock Units, other than Ms. Spadafor who had 11,364.
(5)	As of December 31, 2009, each of our current directors had stock options outstanding to purchase shares of our common stock in the aggregate amounts set forth in the table below, subject to the terms of their award agreements:

Name	Aggregate Number of Shares Underlying Stock Options (#)
Frederick J. Schwab	7,000
Peter M. Thomas	3,500
Veronica J. Wilson	6,000
Thomas V. Girardi	5,000
Billy G. McCoy	5,000

Prior to fiscal year 2009, each non-employee director has received an option to purchase 5,000 shares of our common stock upon first joining the board of directors and, prior to fiscal year 2007, received an additional option to purchase 1,000 shares of our common stock on the date of each succeeding annual meeting of stockholders so long as the director served on the board of directors for the preceding twelve months. The stock options granted to our non-employee directors were granted at fair market value on the date of grant and vest at the rate of 25% per year on the first day of each successive 12 month period for a four year period, commencing one year from the date of grant.

(6)	Each of our non-employee directors is eligible to participate in our Medical Expense Reimbursement Plan, which covers medical expenses incurred by plan participants and their spouses that are not covered by other medical plans. The amounts in this column represent amounts paid in the form of plan premiums or received as reimbursement under this plan for the fiscal year ended December 31, 2009.
(7)	Mr. Maffie served as a director of the Company until his retirement from the board of directors at the conclusion of his then current term at the 2009 Annual Meeting of Stockholders.

Director Emeritus

Mr. Perry Whitt, a former member of our board of directors, has been elected by the board of directors to serve as our director emeritus. As a director emeritus, Mr. Whitt is invited to attend board of director meetings, although he does not have any voting rights. During 2009, Mr. Whitt received compensation from us for serving as our director emeritus in the amount of $35,000. He also participated in our Medical Expense Reimbursement Plan, which included plan premiums and other reimbursements in the amount of approximately $9,453. Mr. Whitt also maintains an office at our corporate offices.

BOARD COMMITTEE REPORTS

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation and Stock Option Committee Report and the Report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings, except to the extent that the Company specifically incorporates such report by reference, and such incorporated report shall not otherwise be deemed filed.

Compensation and Stock Option Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on our review and discussions, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Thomas V. Girardi, Chairman
Billy G. McCoy
Christine J. Spadafor
Members, Compensation and Stock Option Committee

Report of the Audit Committee

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2009.

We have discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and have discussed with Deloitte their independence.

Based on the reviews and discussions referred to above, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

During the course of 2009, the Audit Committee continued to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparation for the evaluation in 2010. The Audit Committee was kept apprised of the progress of the 2009 evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee reviewed periodic updates provided by management, members of the Company’s internal audit group, and Deloitte. At the conclusion of the process, management, as well as members of the Company’s internal audit group, provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed Management’s Report on Internal Control Over Financial Reporting included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as well as Deloitte’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the consolidated financial statements and the effectiveness of internal control over financial reporting.

We have also considered whether the provision of services by Deloitte, other than services related to the audit of the financial statements referred to above and the review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q for the most recent fiscal year, is compatible with maintaining the independence of Deloitte.

Frederick J. Schwab, Chairman
Peter M. Thomas
Veronica J. Wilson
Members, Audit Committee

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1—Election of Directors

General

Our board of directors currently has eleven members. Each of our directors is standing for re-election, to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified. Following the recommendation of our Corporate Governance and Nominating Committee, the board of directors has nominated the persons listed below to serve as directors for a one-year term beginning at the Annual Meeting.

Vacancies on our board of directors and newly created directorships will generally be filled by vote of a majority of the directors then in office, and any directors so chosen will hold office until the next annual election of directors. The board of directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected to office and, to the knowledge of the board of directors, each of its nominees intends to serve the entire term for which election is sought. However, should any nominee of the board of directors become unable or unwilling to accept nomination or election as a director of the Company, the proxies solicited by management will be voted for such other person as our board of directors may determine.

In voting for a director, each stockholder is entitled to cast one vote for each outstanding share of our common stock that they hold. Stockholders are not entitled to cumulate their votes for members of the board of directors. The eleven nominees who receive the greatest number of “FOR” votes will be elected to the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR”

THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Director Nominees

The names of the director nominees, their ages as of the record date and certain other information about them are set forth below:

				Board Committee Membership
Name	Age	Position	Director Since	Audit Committee	Corporate Governance and Nominating Committee	Compensation and Stock Option Committee
Robert L. Boughner	57	Director, Executive Vice President and Chief Business Development Officer	1996
William R. Boyd	50	Vice President and Director	1992
William S. Boyd	78	Executive Chairman of the Board of Directors	1988
Thomas V. Girardi	70	Director	2005		✓	Chair
Marianne Boyd Johnson	51	Vice Chairman of the Board of Directors and Executive Vice President	1990
Billy G. McCoy	69	Director	1997		Chair	✓
Frederick J. Schwab	71	Director	2002	Chair	✓
Keith E. Smith	49	President, Chief Executive Officer and Director	2005
Christine J. Spadafor	54	Director	2009			✓
Peter M. Thomas	60	Director	2004	✓	✓
Veronica J. Wilson	58	Director	2003	✓

Robert L. Boughner has served as a director of the Company since April 1996 and has more than 25 years of senior management experience with the Company. In December 2009, Mr. Boughner was named Executive Vice President and Chief Business Development Officer for the Company. He also continues to serve as President and Chief Executive Officer of Echelon Resorts Corporation, a wholly owned subsidiary of the Company, which positions he has held since July 2005. Prior to his involvement with Echelon, Mr. Boughner held the position of Chief Executive Officer of Marina District Development Company, LLC (“MDDC”), the limited liability company formed as part of a 50-50 joint venture with MGM MIRAGE. MDDC owns and operates the Borgata Hotel Casino and Spa and the Water Club in Atlantic City, New Jersey. Mr. Boughner held that position with MDDC from January 1999 through June 2006. Additionally, Mr. Boughner has served as the President and Chief Operating Officer of MDDC since January 2009. Prior to his initial service with MDDC, Mr. Boughner had served as Chief Operating Officer and Senior Executive Vice President of the Company, from April 1990 and May 1998, respectively, through October 2001. He is active in civic and industry affairs and currently serves on the board of directors of Bank of Nevada and Southwest Gas Corporation.

William R. Boyd has been a Vice President of the Company since December 1990 and a director since September 1992. From June 1987 until December 1990, he was Director of Operations at the Fremont Hotel and Casino. From 1978 until 1987, he held various administrative and operations positions at the California Hotel and Casino and Sam’s Town Hotel and Gambling Hall. Mr. Boyd serves on the board of directors of the Better Business Bureau of Southern Nevada and is Chairman of Borgata’s charitable Heart and Soul Foundation. He also serves as chairman of the Company’s corporate compliance committee and is a member of the Company’s diversity council. Mr. Boyd is the son of William S. Boyd and the brother of Marianne Boyd Johnson, who are both directors and officers of the Company.

William S. Boyd has served as a director of the Company since its inception in June 1988 and as Chairman of the Board of Directors since August 1988. Mr. Boyd has served as the Executive Chairman of the Board of Directors of the Company since January 2008, and he previously held the position of Chief Executive Officer of the Company from August 1988 through December 2007. A co-founder of California Hotel and Casino, Mr. Boyd has been a director of that company since its inception in 1973, and he has held several offices with that company, including having served as its President. Prior to joining California Hotel and Casino, Mr. Boyd practiced law in Las Vegas for

15 years. Between 1970 and 1974, he also was Secretary, Treasurer and a member of the board of directors of the Union Plaza Hotel and Casino. Mr. Boyd has served as Vice Chairman of the board of directors of the American Gaming Association and for the past ten years, has been on the board of directors and the President of the National Center for Responsible Gaming. Mr. Boyd is also a member of the board of directors of Western Alliance Bancorporation. Mr. Boyd is the father of Marianne Boyd Johnson and William R. Boyd, who are both directors and officers of the Company.

Thomas V. Girardi has served as a director since February 2005. Mr. Girardi served as a director of Coast Casinos, Inc. (“Coast Casinos”) from August 2002 through the closing of the Boyd/Coast merger transaction on July 1, 2004. He is currently a partner in the Los Angeles law firm of Girardi and Keese and has been practicing law since 1965, specializing in product liability law, toxic torts and bad faith insurance cases. Mr. Girardi also is a member of the board of directors of Spectrum Laboratories, Inc. and Supergen, Inc.

Marianne Boyd Johnson has served as Vice Chairman of the Board of Directors since February 2001 and has been a director since September 1990. Ms. Johnson has served as Executive Vice President of the Company since January 2008. She also serves as chief diversity officer of the Company. Ms. Johnson previously held the position of Senior Vice President of the Company from December 2001 through December 2007; and prior to being elected Senior Vice President, she served as Vice President of the Company from September 1997. From 1976 until September 1990, she held a variety of operations positions with the Company. Ms. Johnson has also served on the board of directors of Western Alliance Bancorporation since 2002. Ms. Johnson is the daughter of William S. Boyd and the sister of William R. Boyd, who are both directors and officers of the Company.

Billy G. McCoy, Major General USAF (Ret), has been a director of the Company since March 1997. From 1993 to 1996, General McCoy served as Director of Development for the Company. He served on the board of Luscombe Aircraft Corporation from 1997 until July 2007, serving as its Chairman of the Board from 2000 until January 2007. He served as the President and Chief Operating Officer of Luscombe Aircraft Corporation from 1997 through January 2001. General McCoy entered the Air Force in June 1963 and was promoted to Major General in October 1989. During his 30 years of active service, he served as Commander of Homestead AFB in Florida, Langley AFB in Virginia, Luke AFB in Arizona, Nellis AFB in Nevada and Lackland AFB in Texas. He serves on the board of the Nevada Federal Credit Union and as a trustee of the Community College of Southern Nevada.

Frederick J. Schwab has served as a director of the Company since October 2002. Until retiring in March 2003, Mr. Schwab served as President and Chief Executive Officer of Porsche Cars North America, Inc. Mr. Schwab joined Porsche Cars North America as Executive Vice President, Finance and Administration, in 1985. He was promoted to Senior Executive Vice President in 1988 and named President and Chief Executive Officer in March 1992. Mr. Schwab was formerly a partner with Touche Ross & Co. (now Deloitte & Touche). In 1974, he joined Fruehauf Corporation as President of Ackermann Fruehauf, a wholly owned subsidiary in Germany. In 1978, he became President of Fruehauf Europe, responsible for all Fruehauf European operations. In 1982, Mr. Schwab was named Executive Vice President of Fruehauf International in Detroit, responsible for all non-North American controlled subsidiaries. Mr. Schwab is also a member of the board of directors of Cambium Learning Group, Inc. (as successor by merger with Voyager Learning Company). Mr. Schwab also served on the board of directors of Indus International, Inc. from July 2004 until February 2007.

Keith E. Smith has been President and a director of the Company since April 2005, and he has served as Chief Executive Officer since January 2008. Mr. Smith served as the Chief Operating Officer of the Company from October 2001 through December 2007, and prior to being appointed President, Mr. Smith had served as the Company’s Executive Vice President, since May 1998. Mr. Smith joined the Company in September 1990, serving in various controllership positions, the last of which was Senior Vice President and Controller. In 2005, Mr. Smith was appointed to the Board of the Nevada Resort Association and has served as Chairman since December 2008. In January 2010, Mr. Smith was elected Chairman of the American Gaming Association of which he has been a member since January 2008. Since 2005, he has served as Vice Chairman of the Las Vegas Convention and Visitors Authority and in January 2009 was appointed by the Federal Reserve Bank of San Francisco to serve as a director of its Los Angeles Branch.

Christine J. Spadafor has served as a member of our board of directors since May 2009. Ms. Spadafor has served since March 2004 as the President and Chief Executive Officer of SpadaforClay Group, Inc. (“SpadaforClay”), a global consulting firm that she co-founded. The professional focus of SpadaforClay has been on strategic and operational topics for small and mid-cap companies. Prior to her current firm, she held various roles for nearly a decade as a principal or partner with global management consulting firms, specializing in strategy development and implementation, operational improvement and corporate turnarounds. Ms. Spadafor is a licensed attorney and registered nurse, and she currently serves as the Chief Executive Officer for St. Jude’s Ranch for Children, a non-profit organization that provides services to abused, abandoned and neglected children. She has held this position with St. Jude’s Ranch since April 2006. Ms. Spadafor is a published author and has served on a number of non-profit boards.

Peter M. Thomas has served as a director of the Company since April 2004. Mr. Thomas served as a director of Coast Casinos from August 2002 until his election to the board of directors of the Company, and he served on the Rio Suite Hotel and Casino, Inc. board of directors from 1995 to 1999. Mr. Thomas is the Managing Member of Thomas & Mack Co. Limited Liability Company, a commercial real estate development and management company. He also served as President and Chief Operating Officer of Bank of America, Nevada from 1992 to 1995 and, prior to the acquisition of Valley Capital Corporation by Bank of America, as the President and Chief Operating Officer of Valley Bank of Nevada from 1982 to 1992. Mr. Thomas has been the Chairman of the Las Vegas Metropolitan Police Department’s Committee on Fiscal Affairs and a committee member from 1994 through 2006. Mr. Thomas has been a member of the board of directors of City National Corp. since April 2003 and was a board member of the Los Angeles Branch of the Federal Reserve Bank of San Francisco from January 2003 to December 2008.

Veronica J. Wilson has served as a director of the Company since October 2003. Since November 2009, Ms. Wilson has served as the Executive Director of the Blind Center of Nevada, an organization that assists people with visual impairments. Prior to her current position, she served as that organization’s President and Chief Executive Officer from September 2000. In addition, since July 1993, Ms. Wilson has served as the Chief Executive Officer of JMJ Inc., the former operator of the Aladdin Hotel & Casino. Prior to serving as the Chief Executive Officer, Ms. Wilson served as JMJ Inc.’s Chief Financial Officer from June 1992 to July 1993. From 1973 to 1992, Ms. Wilson held several accounting positions with Maxim Hotel & Casino. Ms. Wilson is a committee member on the Nevada State Rehabilitation Council and a member of the Nevada Strategic Plan Accountability Committee. Ms. Wilson has over 30 years of experience in the gaming industry.

Meetings of the Board of Directors

The board of directors held a total of seven (7) meetings during 2009. The Audit Committee, Corporate Governance and Nominating Committee, and Compensation and Stock Option Committee held nine (9), four (4) and five (5) meetings during 2009, respectively. Each director attended at least 75% of the meetings of the board of directors and the committees of the board of directors on which the director served that were held during the applicable period of service. We encourage, but do not require, our directors to attend our annual stockholders meetings. Last year, all of the members of the board of directors attended the 2009 Annual Meeting of Stockholders.

PROPOSAL 2—Ratification of Independent Registered Public Accounting Firm

Deloitte & Touche LLP (“Deloitte”) has served as the independent registered public accounting firm for the Company and California Hotel and Casino, our predecessor, since 1981 and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the year ending December 31, 2010. In the event that the stockholders do not ratify the selection of Deloitte as our independent registered public accounting firm, the Audit Committee will review its future selection of auditors. A Deloitte representative is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

The Audit Committee considered whether Deloitte’s provision of any professional services, other than its audits of our annual financial statements and the effectiveness of our internal controls over financial reporting, reviews of quarterly financial statements and other audit-related services, is compatible with maintaining the auditor’s independence.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed by Deloitte for the audits and other services provided to the Company for fiscal years 2009 and 2008.

	2009	2008
Audit Fees(1)	$1,570,000	$1,739,000
Audit-Related Fees(2)	287,000	334,000
Tax Fees(3)	499,000	131,000
All Other Fees	—	—

Total	$2,356,000	$2,204,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements, the review of our quarterly financial statements and the audit of the effectiveness of our internal controls over financial reporting.
(2)	Audit-related fees for 2009 and 2008 consist primarily of services provided in connection with our regulatory audits and certain audit-related consultation services.
(3)	Tax fees consist primarily of tax consultation and planning fees and tax compliance services, including, for 2009 and for 2008, services provided in connection with certain federal and state tax matters, cost segregation services and Internal Revenue Service examination support services.

Audit Committee Pre-Approval of Audit and Non-Audit Services

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee. The Chairman is required to report any decisions to the Audit Committee at the next scheduled committee meeting. All services provided by Deloitte in fiscal year 2009 were in compliance with our policy relating to the pre-approval of services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides additional information regarding our equity compensation plans in effect at December 31, 2009.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of Shares to be Issued upon Exercise of Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (excluding shares reflected in column(a))
Equity compensation plans approved by stockholders	10,904,206(1)	$27.61(2)	3,824,933(3)
Equity compensation plans not approved by stockholders	—	—	—

Total	10,904,206(1)	$27.61(2)	3,824,933(3)

(1)	Includes options to purchase shares outstanding under our 1993 Flexible Stock Incentive Plan, 1993 Director’s Non-Qualified Stock Option Plan, 1996 Stock Incentive Plan and 2002 Stock Incentive Plan. Also includes restricted stock units outstanding under our 2002 Stock Incentive Plan.
(2)	Weighted Average Exercise Price does not include restricted stock units outstanding under our 2002 Stock Incentive Plan, which are exercisable for zero consideration.
(3)	Consists of shares available for future issuance under our 2002 Stock Incentive Plan, which may also be issued as awards of restricted stock under our 2000 MIP.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE;

TRANSACTIONS WITH RELATED PERSONS; POLICIES AND PROCEDURES REGARDING TRANSACTIONS WITH RELATED PERSONS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, certain of the Company’s officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by the SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that during 2009 all Section 16(a) filing requirements applicable to such officers, directors and 10% stockholders were complied with.

Transactions with Related Persons

We purchase, in arm’s length negotiated, ordinary course commercial transactions, communications-related products and services from Switch Communications Group, LLC (“SCG”) and its majority-owned subsidiary, Switch Business Solutions, LLC (“SBS”). Peter M. Thomas, a member of the board of directors, owns, either directly or indirectly, an approximate 8.1% equity interest as a passive investor in SCG. Mr. Thomas’ sibling actively engages in the management of SCG and SBS and Mr. Thomas’ family members own collectively, either directly or indirectly, an approximately 12.6% equity interest in SCG. We paid SCG and SBS, in the aggregate, a total of approximately $883,000 in fiscal year 2009, and expect to pay such entities an aggregate of approximately $861,000 in fiscal 2010. Our transactions with SCG and SBS represented less than 2.0% of SCG and SBS’s consolidated revenue for 2009, and is expected to represent less than 1.4% in 2010.

Marianne Boyd Johnson, William R. Boyd and Samuel J. Boyd are the children of William S. Boyd, our Executive Chairman of the Board of Directors. Samuel J. Johnson, III, is the step-son of Marianne Boyd Johnson, our Executive Vice President and Vice Chair of the Company’s board of directors. Marianne Boyd Johnson received a base salary and bonus in the amount of $310,000 for fiscal year 2009 and is receiving a base salary in the amount of $242,000 for fiscal year 2010. William R. Boyd, a Vice President and member of the Company’s board of directors, received a base salary and bonus in the amount of $266,000 for fiscal year 2009 and is receiving a base salary in the amount of $220,000 for fiscal year 2010. Samuel J. Boyd, Executive Host at The Orleans Hotel and Casino in Las Vegas, Nevada, received a base salary and bonus in the amount of $121,000 for fiscal year 2009 and is receiving a base salary in the amount of $110,000 for fiscal year 2010. Samuel J. Johnson, III, Director of Program Development with the Company, received a base salary and bonus in the amount of $155,000 for fiscal year 2009 and is receiving a base salary in the amount of $141,000 for fiscal year 2010. Marianne Boyd Johnson, William R. Boyd, Samuel J. Boyd and Samuel J. Johnson, III are eligible to earn bonuses in fiscal year 2010.

Through a wholly owned subsidiary, we own and operate the Borgata Hotel Casino and Spa and The Water Club in a joint venture with a wholly owned subsidiary of MGM MIRAGE. Marina District Development Company, LLC (“MDDC”), is the operating company created pursuant to this arrangement. In January 2009, Robert L. Boughner, a member of our board of directors and our Executive Vice President and Chief Business Development Officer, resumed the duties of President and Chief Operating Officer of MDDC. Consistent with past years in which Mr. Boughner served as an executive officer of MDDC, MDDC reimbursed the Company for all of Mr. Boughner’s 2009 base salary and short-term bonus plus reimbursements in the amount of approximately $29,000, representing a portion of his benefits and employment taxes. Additionally, we provide periodic use of our corporate aircraft to MDDC for which we are reimbursed, and during 2009 such reimbursements equaled approximately $95,000.

Policies and Procedures Regarding Transactions with Related Persons

We attempt to analyze all transactions in which the Company (or our subsidiaries) participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our stockholders and their respective immediate family members. As it relates to our employees, officers and directors, pursuant to our Code of Business Conduct and Ethics, which is available on our website at www.boydgaming.com, a conflict of interest arises when personal interests interfere with the ability to act in the best interests of the Company. Pursuant to our Code of Business Conduct and Ethics, our employees are to disclose any potential conflicts of interest to the Chief Executive Officer or his designees, who will advise the employee as to whether or not the Company believes a conflict of interest exists. Employees are also to disclose potential conflicts of interest involving their respective spouses, siblings, parents, in-laws, children, and members of their households. Non-employee directors are also to discuss any concerns with the Chairman of the Corporate Governance and Nominating Committee or our General Counsel.

Each year, we require our directors and executive officers to complete a questionnaire that is intended to, among other things, identify any transactions or potential transactions with us in which a director or an executive officer or one of their family members or associated entities has an interest, and which exceeds $120,000. We also require that directors and executive officers promptly notify us of any changes during the course of the year to the information provided in the annual questionnaire.

Our Audit Committee, pursuant to its charter, has responsibility for reviewing and approving certain related person transactions, as provided in the charter. In addition, the board of directors annually determines the independence of directors based on a review by the directors and the Corporate Governance and Nominating Committee.

We believe that these policies and procedures collectively ensure that all related person transactions requiring disclosure under SEC rules are appropriately reviewed and approved or ratified.

STOCKHOLDER PROPOSALS; OTHER MATTERS

Stockholder Proposals

Our stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual stockholder meetings consistent with Rule 14a-8 promulgated under the Exchange Act. Consistent with the Company’s bylaws, to be properly considered at the 2011 Annual Meeting of Stockholders, notice of stockholder proposals must be given to our Corporate Secretary in writing not less than 45 days and not more than 75 days prior to the anniversary of the date on which we first mailed notice of access to our proxy materials for this year’s Annual Meeting of Stockholders (i.e., not earlier than January 23, 2011 and not later than February 22, 2011), after which the notice is untimely. A stockholder’s notice to our Corporate Secretary must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the meeting and the reasons for conducting such business at the meeting, (b) the name and address of the stockholder proposing such business, (c) the number of shares of our common stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. In addition, proposals of stockholders intended to be presented at our 2011 Annual Meeting of Stockholders and included in the board of directors’ proxy statement and form of proxy for that meeting must be received by us, Attention: Brian A. Larson, Executive Vice President, Secretary and General Counsel, at our principal offices, no later than December 9, 2010. If the date of the 2011 Annual Meeting of Stockholders is moved by more than 30 days from the anniversary of this year’s annual meeting, the aforementioned deadlines for stockholder proposals will be adjusted consistent with Rule 14a-8 promulgated under the Exchange Act and the Company’s bylaws.

Other Matters

The board of directors currently knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 20, 2010.

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, are available at http://www.boydgaming.com/proxymaterials. Paper copies will be provided to a stockholder without charge upon written request to Boyd Gaming Corporation, 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, (702) 792-7200, Attn: Robert Meyne, Vice President Corporate Communications.

BOYD GAMING CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 20, 2010

11:00 a.m. (local time)

Blue Chip Casino Hotel and Spa

777 Blue Chip Drive

Michigan City, Indiana

Boyd Gaming Corporation
3883 Howard Hughes Parkway, Ninth Floor
Las Vegas, Nevada 89169	proxy

This proxy is solicited by the board of directors for use at the Boyd Gaming Corporation Annual Meeting of Stockholders on Thursday, May 20, 2010.

The undersigned hereby appoints William S. Boyd and William R. Boyd (collectively, the “Proxies”), or either of them, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders (the “Annual Meeting”) of Boyd Gaming Corporation, a Nevada corporation (the “Company”), to be held on Thursday, May 20, 2010 at 11:00 a.m., local time, at the Blue Chip Casino Hotel and Spa, 777 Blue Chip Drive, Michigan City, Indiana, and at any adjournments or postponements thereof. SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE, AND FOR PROPOSAL NO. 2, AS APPLICABLE. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

TO ACCESS THE COMPANY’S ANNUAL REPORT AND PROXY STATEMENT MATERIALS ONLINE GO TO: http://www.boydgaming.com/proxymaterials

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

See reverse for voting instructions.

101086

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail.

INTERNET – www.eproxy.com/byd
Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 19, 2010.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 19, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Unanimously Recommends a Vote

FOR all of the Director Nominees identified in Proposal 1 and FOR Proposal 2.

1.	Election of	01	Robert L. Boughner	05	Marianne Boyd Johnson	09	Christine J. Spadafor	☐	Vote FOR	☐	Vote WITHHELD
	Directors:	02	William R. Boyd	06	Billy G. McCoy	10	Peter M. Thomas		all nominees		from all nominees
		03	William S. Boyd	07	Frederick J. Schwab	11	Veronica J. Wilson		(except as marked)
		04	Thomas V. Girardi	08	Keith E. Smith

(Instructions: To withhold authority to vote for any indicated nominee,

write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	For	☐	Against	☐	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL DIRECTOR NOMINEES IDENTIFIED IN PROPOSAL 1 AND FOR PROPOSAL 2.

Address Change? Mark Box	☐	Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized person. If a partnership, please sign in full partnership name by an authorized person.